Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FOX FACTORY, INC.,
MARUCCI MERGER SUB, INC.,
WHEELHOUSE HOLDINGS INC.
and
THE EQUITYHOLDERS’ REPRESENTATIVE NAMED HEREIN
Dated as of November 1, 2023

TABLE OF CONTENTS

i

Exhibits
EXHIBIT A        Net Working Capital Schedule
EXHIBIT B        Form of Paying Agent Agreement
EXHIBIT C        Form of Escrow Agreement
EXHIBIT D        Form of Letter of Transmittal
EXHIBIT E     List of Persons entering into the Form of Restrictive Covenant Agreement I
EXHIBIT F        List of Persons entering into the Form of Restrictive Covenant Agreement II
EXHIBIT G        Form of Certificate of Merger
EXHIBIT H        Form of Option Cancellation Agreement

Schedules

Schedule I        Indemnification Percentage

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2023, by and among Fox Factory, Inc., a California corporation (“Purchaser”), Marucci Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Wheelhouse Holdings Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 3.04, Section 3.05, Section 6.06, Section 6.10(a), Section 6.11, Section 8.04, and Section 9.16 hereof, Compass Group Diversified Holdings LLC, solely in its capacity as the Equityholders’ Representative (the “Equityholders’ Representative”).
W I T N E S S E T H:
WHEREAS, at the Effective Time (as hereinafter defined), the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (as hereinafter defined) of such merger, and as a result of which Purchaser shall be the sole stockholder of the Surviving Corporation;
WHEREAS, prior to the Closing (as hereinafter defined), Purchaser shall subscribe for and purchase shares of common stock of Merger Sub, representing all of the issued and outstanding capital stock of Merger Sub;
WHEREAS, the respective boards of directors of each of the Company, the Purchaser and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), in accordance with the DGCL and, in the case of Purchaser, the CGCL; and
WHEREAS, as a condition and inducement to the willingness of Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Exhibit E and Exhibit F have entered into a restrictive covenant agreement with Purchaser  (each a “Restrictive Covenant Agreement” and collectively, the “Restrictive Covenant Agreements”).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS
Section 1.0a.Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Accounting Firm” shall have the meaning set forth in Section 3.04(d).
“Accounting Policies” shall mean GAAP applied using the accounting policies, principles and methodologies used in the preparation of the Financial Statements.
“Accrued Income Taxes” shall mean an amount (not less than zero ($0)) equal to the aggregate liability for any accrued and unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (or portions thereof) beginning after December 31, 2022 (regardless of whether due and payable as of the Closing), determined as of the end of the Closing Date in accordance with Section 6.11(b) and Section 6.11(e)(iii), except as otherwise provided in the following sentence. Accrued Income Taxes shall be calculated (a) in a manner consistent with the past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law, (b) by assuming that no actions are taken on the Closing Date after the Closing outside the ordinary course of business, (c) by excluding any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement, (d) by taking into account in the Pre-Closing Tax Period that includes the Closing Date any Transaction Tax Deductions of the Company and its Subsidiaries, (e) by taking into account any prepayment of Income Taxes (including estimated Taxes) prior to the Closing, (f) by excluding any deferred Tax liabilities, and (g) by taking into account Income Taxes only for jurisdictions in which the Company or the applicable Subsidiary (i) filed a Tax Return for the taxable year ending December 31, 2022, or (ii) commenced business activities on or after January 1, 2023.
“Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company or any of its Subsidiaries (other than in connection with the issuance or exercise of any equity securities or options to officers, directors, employees or service providers); (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business, equity securities or assets of the Company or any of its Subsidiaries (other than assets sold in the Ordinary Course of Business); or (c) any liquidation or dissolution of the Company or any of its Subsidiaries.
“Additional Agreements” shall have the meaning set forth in Section 9.16(a)(i).
“Additional Merger Consideration” shall mean, as of any date of determination, without duplication, the sum of (a) the portion of the Escrow Amount and Administrative Expense Amount paid or payable to the Equityholders pursuant to this Agreement, plus (b) any adjustments arising pursuant to Section 3.04(e) payable to the Equityholders, plus (c) any amounts paid or payable to the Equityholders pursuant to Section 6.11 of this Agreement, plus (d) any other consideration paid or payable to the Equityholders pursuant to this Agreement after the Closing.
“Adjusted Transaction Tax Deduction Amount” shall mean an amount, not to be less than zero, equal to (i) the amount of Transaction Tax Deductions, minus (ii) an amount equal to the quotient of (A) the amount of Accrued Income Taxes that would have been included in Indebtedness if the Transaction Tax Deductions were equal to $0, divided by (B) 24%.
“Administrative Expense Account” shall mean the account maintained by the Equityholders’ Representative into which the payment required by Section 3.04(e)(ii) shall be made.
“Administrative Expense Amount” shall mean $1,500,000.00.
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Notwithstanding the foregoing, no subsidiary of Compass Diversified Holdings, other than the Company and its Subsidiaries, shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Closing Per Share Merger Consideration” shall have the meaning set forth in Section 2.03(a).
“Aggregate Indemnification Cap” shall have the meaning set forth in Section 8.05(a).
“Aggregate Purchase Price” shall mean (i) the Total Enterprise Value, plus (ii) the Aggregate Vested Option Exercise Price, plus (iii) the Closing Cash Balance, plus (iv) the Transaction Tax Benefits, plus (v) the amount by which the Closing Net Working Capital exceeds the Net Working Capital Target, if any (provided, however, in no event shall the amount under this clause (v) exceed $3,000,000 in the aggregate), minus (vi) the amount by which the Closing Net Working Capital is less than the Net Working Capital Target, if any, minus (vii) the Closing Indebtedness, minus (viii) the Company Transaction Expenses, minus (ix) the Administrative Expense Amount, minus the Escrow Amount.
“Aggregate Vested Option Exercise Price” shall mean an amount equal to the aggregate exercise price of all Vested Options that are outstanding and unexercised as of immediately prior to the Effective Time.
“Agreement” shall mean this Agreement and Plan of Merger, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Anti-Corruption Laws” shall mean (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010; (iii) the anti-bribery legislation of the European Union, as adopted and made applicable by its individual member States; (iv) applicable legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials; and (v) any other applicable Laws or regulations related to bribery or corruption material to the Company and the Company’s Subsidiaries taken as a whole.
“Appraisal Notice” shall have the meaning set forth in Section 6.03(b).
“Appraisal Shares” shall have the meaning set forth in Section 2.03(d).
“Bankers’ Fees” shall mean the aggregate amount of fees and expenses payable to the Company’s financial advisor, Jefferies Group LLC, in connection with the transactions contemplated by this Agreement.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.02.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or the City of San Francisco are authorized or obligated by Law or executive order to close; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Cancelled Shares” shall have the meaning set forth in Section 2.02(c).
“Cash” shall mean cash in the bank accounts of the Company or any of its Subsidiaries, and cash equivalents of the Company or any of its Subsidiaries, including (a) all deposits in transit, checks (on a consolidated basis) and drafts deposited for the account of the

Company or any of its Subsidiaries and all outstanding checks and deposits; provided, that if such incoming check or funds is a payment in respect of a corresponding account receivable or other current asset, then there shall also be a reduction to such corresponding account receivable or other current asset on account thereof reflected in the calculation of Net Working Capital, and (b) demand deposits. Notwithstanding anything to the contrary herein, Cash shall (i) exclude any cash or cash equivalents held in escrow or held for or on behalf of a third Person, (ii) be reduced by any outstanding checks and electronic payments drawn on the accounts of the Company or any of its Subsidiaries, provided, that if such outstanding check or electronic payment is a payment in respect of a corresponding account payable or other current liability, then there shall also be a corresponding reduction to the applicable account payable or other current liability on account thereof reflected in the calculation of Net Working Capital, and (iii) exclude any cash or cash equivalents that would otherwise constitute Cash if such cash or cash equivalents are disbursed or paid by the Company or any if its Subsidiaries outside of the Ordinary Course of Business during the period from 12:01 a.m. Eastern Time on the Closing Date until immediately prior to the Closing, but shall not exclude any cash or cash equivalents that are disbursed or paid by the Company or any Subsidiary during the period from 12:01 a.m. Eastern Time on the Closing Date until immediately prior to the Closing to pay off any amount actually included as Estimated Closing Indebtedness or Estimated Company Transaction Expenses as set forth on the Estimated Closing Statement and as finally determined pursuant to Section 3.04 (for the avoidance of doubt, any dividends or distributions to the Equityholders’ Representative or any Equityholder during such period will be deemed to be outside of the Ordinary Course of Business for purposes of this clause (iii)).
“Certificate of Merger” shall have the meaning set forth in Section 3.02.
“CGCL” shall mean the California General Corporation Law.
“Claw-back Threshold” shall have the meaning set forth in Section 6.11(i).
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Cash Balance” shall mean the sum of the amount of all Cash that is held by the Company or any of its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Closing Indebtedness” shall mean the amount of Indebtedness of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Net Working Capital” shall mean the amount of Net Working Capital of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Option Merger Consideration” shall mean, for each Vested Option, an amount equal to the product of (a) the excess, if any, of the Closing Per Share Merger Consideration over the exercise price per share for such Vested Option, multiplied by (b) the aggregate number of shares of Company Shares underlying such Vested Option.
“Closing Per Share Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the Estimated Aggregate Purchase Price by (b) the total number of issued and outstanding Company Shares immediately prior to the Effective Time, determined on a Fully-Diluted Basis.
“COBRA” shall mean Title I, Subtitle B, Part 6 of ERISA, Section 4980B of the Code, and similar state Law.

“Code” shall mean the U.S. Internal Revenue Code of 1986.
“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.
“Company” shall have the meaning set forth in the preamble hereto.
“Company Award” shall mean an Option.
“Company Equity Plan” shall mean the Company’s 2020 Stock Option Plan, as in effect.
“Company Fundamental Representations” shall mean, collectively, the representations and warranties contained in Section 4.01(a) and (b) (Organization, Standing and Power), Section 4.02 (Authorization), Section 4.05 (Capitalization), and Section 4.20 (Brokers and Other Advisors).
“Company Intellectual Property” shall mean Owned Company Intellectual Property and Licensed Company Intellectual Property.
“Company IT Assets” shall have the meaning set forth in Section 4.12(h).
“Company Product” shall mean each of the products and/or services that has been or is currently being researched, developed, used, tested, manufactured, marketed, distributed, licensed, sold, offered for sale or provided by the Company or any of its Subsidiaries.
“Company Securities” shall have the meaning set forth in Section 4.05(c).
“Company Shares” shall mean the shares of Common Stock.
“Company Software” shall have the meaning set forth in Section 4.12(f).
“Company Subsidiary Securities” shall have the meaning set forth in Section 4.06(b)
“Company Transaction Expenses” shall mean, all fees, commissions, costs and expenses incurred by the Company or any of its Subsidiaries on or prior to the Closing or by any other Person (to the extent the Company or any of its Subsidiaries is obligated to pay such fees, commissions, costs and expenses incurred by such Person) in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby to the extent not paid in full at or prior to the Closing, including: (a) stay bonuses, sale bonuses or payments, change of control bonuses or payments, retention bonuses or payments, transaction bonuses or payments or similar arrangements, bonuses or payments that become payable by the Company or any Subsidiary in connection with the negotiation, execution and/or delivery of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby (a “Change of Control Trigger”), including the employer portion of any payroll Taxes relating thereto, but, for the avoidance of doubt, shall not include any bonuses or payments that only become payable as a result of both (i) the Change of Control Trigger and (ii) the occurrence of a termination of employment after the Closing or any other event or circumstances resulting from actions taken by Purchaser or its subsidiaries (including the Surviving Corporation or any of its subsidiaries) after Closing (for the avoidance of doubt, this clause (a) shall not be deemed to include any of the employment agreements set forth on items 1-3 of Section 4.11(a)(xiv) of the Schedules), (b) all costs, commissions, fees and expenses of the Company or any Subsidiary incurred in connection with the negotiation, preparation, execution and/or delivery of this Agreement or any Transaction Document, any offering or marketing materials or the consummation of the transactions contemplated hereby, including any investment banking, accounting, consulting, broker, finder, advisory, attorney and other professional and other costs, fees and expenses (including all Banker Fees), (c) the employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes attributable to or associated with the exercise, payout or cancellation of any Options in connection with the transactions contemplated hereby, (d) one-half of the filing fees under the HSR Act or any other filing fees required by any Foreign Antitrust Law, (e) one-half of the D&O Tail Premium, (f) one-half of the Transfer Taxes in accordance with Section 6.11(c) and (g) one-half of the fees payable to the Escrow Agent and the Paying Agent. For the avoidance of doubt, notwithstanding the foregoing, Company Transaction Expenses shall not be deemed or construed to include any amounts payable with respect to Options as described in Section 2.04 hereof, other than with respect to Taxes described in the foregoing clause (c).
“Compass Diversified Holdings” shall mean Compass Diversified Holdings, a Delaware statutory trust.
“Confidential Information” shall have the meaning set forth in Section 6.05(a).
“Confidentiality Agreement” shall mean the Project Maverick Confidentiality Agreement executed by Fox Factory Holding Corp. on September 9, 2023.
“Consents” shall mean any consent, approval, waiver, authorization, permit, or any material filing or registration.
“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Continuing Employee” shall have the meaning set forth in Section 6.08(a).
“Contract” shall mean any contract, agreement, arrangement, commitment, deed, mortgage, lease, sublease, license, sublicense, purchase order, sales order, indenture, note, bond, loan, letter of credit, guarantee, instrument or insurance policy, whether written or oral, and all amendments, restatements, supplements or other modifications thereto.
“Contractual Obligation” shall mean, with respect to any Person, any Contract to which or by which such Person or any of such Person’s properties or assets is legally bound.
“Copyright” shall mean all copyright rights in any works of authorship subject to the copyright laws of the United States or any other country, including copyrights in all compilations, databases and computer programs, manuals and other documentation, and all copyright registrations and applications therefor, and all copyrights in derivatives, translations, adaptations and combinations thereof.
“Credit Facility” shall mean the credit facility established pursuant to that certain Credit Agreement, dated as of April 20, 2020 and as amended through the date hereof, between MARUCCI SPORTS, LLC, as borrower, and Lender.
“D&O Expenses” shall have the meaning set forth in Section 6.07(b).
“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.07(b).
“D&O Indemnified Person” shall have the meaning set forth in Section 6.07(a).

“D&O Insurance” shall have the meaning set forth in Section 6.07(c).
“D&O Losses” shall have the meaning set forth in Section 6.07(b).
“D&O Tail Premium” shall mean the premium for the D&O Insurance.
“Data Incident” shall mean any actual or reasonably suspected (a) unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of any Personal Data, or (b) damage to, or unauthorized, unlawful, or accidental access to or use, loss, theft, encryption, destruction, or acquisition of, any Company IT Asset.
“Designated Contact” shall have the meaning set forth in Section 6.05(a).
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Dispute Notice” shall have the meaning set forth in Section 3.04(c).
“Dispute Submission Notice” shall have the meaning set forth in Section 3.04(d).
“Disputed Item” shall have the meaning set forth in Section 3.04(c).
“DOJ” shall mean the U.S. Department of Justice.
“Effective Time” shall have the meaning set forth in Section 3.02.
“Eligible Holders” shall have the meaning set forth in Section 2.02(b).
“Environmental Laws” shall mean any Law relating to pollution or protection of the environment, human health or safety (to the extent human health or safety relates to the presence of or exposure to Hazardous Materials) or natural resources, or to Product Stewardship, including all such Laws relating to the production, generation, handling, transportation, treatment, storage, disposal, testing, processing, discharge, actual or threatened Release, control, or cleanup of Hazardous Materials.
“Equityholder Indemnified Parties” shall have the meaning set forth in Section 8.03.
“Equityholder Indemnifying Parties” shall have the meaning set forth in Section 8.02.
“Equityholders” shall mean, collectively, the Eligible Holders and the Optionholders.
“Equityholders’ Representative” shall have the meaning set forth in the preamble hereto.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974.
“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.
“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean the escrow agreement, in the form of Exhibit C, to be entered into at the Closing by and among Purchaser, the Equityholders’ Representative and the Escrow Agent.
“Escrow Amount” shall mean an amount equal to $4,000,000.
“Estimated Aggregate Purchase Price” shall have the meaning set forth in Section 3.04(a).
“Estimated Closing Cash Balance” shall have the meaning set forth in Section 3.04(a).
“Estimated Closing Indebtedness” shall have the meaning set forth in Section 3.04(a).
“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 3.04(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 3.04(a).
“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 3.04(a).
“Estimated Transaction Tax Benefits” shall have the meaning set forth in Section 3.04(a).
“Facilities” shall mean the facilities owned, leased or operated by the Company or any Subsidiary.
“Final Closing Statement” shall have the meaning set forth in Section 3.04(d).
“Financial Statements” shall have the meaning set forth in Section 4.07(a).
“Foreign Antitrust Laws” shall mean all laws issued by a non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.
“Foreign Plan” shall have the meaning set forth in Section 4.13(g).
“Fraud” shall mean a Person’s actual and intentional common law fraud under the Laws of the State of Delaware in the making of the representations and warranties contained in Article IV or Article V of this Agreement or the certificates delivered pursuant to Section 7.02(c) and Section 7.03(c) of this Agreement or in any other Transaction Documents. “Fraud” does not include equitable fraud, promissory fraud or fraud based on negligence or recklessness.
“FTC” shall mean the U.S. Federal Trade Commission.
“Fully-Diluted Basis” shall mean assuming the exercise in full of all in-the-money Vested Options, as of immediately prior to the Effective Time and, for the avoidance of doubt, including any Appraisal Shares.

“Fundamental Representations” shall mean the Company Fundamental Representations and the Purchaser Fundamental Representations.
“GAAP” shall mean U.S. generally accepted accounting principles.
“Global Trade Laws” shall mean any applicable Law of any Governmental Authority concerning the importation, export, re-export or transfer of products (including software, technology and services), and Sanctions, including, but not limited to, the Tariff Act of 1930 as amended and other Laws and programs administered or enforced by U.S. Customs and Border Protection and its successor agencies, the U.S. Export Administration Regulations and the Export Control Reform Act of 2018, as amended; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority or the President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State; the Foreign Trade Regulations administered by the Census Bureau; the anti-boycott Laws administered by the United States Department of Commerce and the United States Department of the Treasury; all relevant regulations under any of the foregoing; and other applicable economic sanctions or export and import control Laws of any Governmental Authority from any country where the Company and its Subsidiaries operate.
“Governmental Authority” shall mean any transnational, domestic or foreign federal, state, or local governmental, judicial, arbitral, regulatory or administrative body, authority, tribunal, department, commission, bureau, board, court or agency, including any province, county, city or other political subdivision or instrumentality thereof, or any other similar body or organization exercising governmental or quasi-governmental authority.
“Hazardous Materials” shall mean any substance, material, or waste that is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant” or any other term of similar meaning and regulatory effect under any Environmental Law, and shall include petroleum, friable asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (“PFAS”), and 1,4-dioxane.
“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” shall mean any Tax imposed on, or measured by, net income.
“Indebtedness” of any Person at any date shall include, without duplication and determined on a consolidated basis, all obligations of such Person (a) for borrowed money; (b) for the deferred purchase price of property, assets, businesses, products or services (including (i) any payables or other liabilities or amounts owed or payable with respect to capital expenditures, (ii) any deferred purchase price for, relating to or arising out of the acquisition by such Person of any assets or business of another Person, however structured, whether via business combination, asset purchase, equity purchase, merger or similar transactions, (including any obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement), and (iii) any obligations created or arising under any conditional sale or other title retention agreement or arrangement, other than current trade payables incurred in the Ordinary Course of Business and payable in accordance with customary practices; (c) evidenced by a note, bond, debenture or similar instruments; (d) capital lease obligations (as determined in accordance with GAAP) or direct financing leases and purchase money and/or vendor financing, and any off-balance sheet financing (other than under operating lease agreements); (e) any accrued warranty obligations; (f) the amount of Accrued Income Taxes; (g) the VDA Liability Amount; (h) in respect of amounts drawn or called upon, under acceptance credit, letters of credit, performance bonds, bankers’ acceptances or similar facilities or instruments, and all non-

contingent reimbursement or payment obligations with respect to surety instruments; (i) arising out of any interest rate or currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging contracts or derivative agreements or arrangements, (j) any indebtedness or other amounts owing or due with respect to any Contractual Obligation with Compass Group Management LLC or any of its controlled Affiliates in connection with any management, advisory, professional services or similar agreement with any such Person (including the Management Services Agreement), (k) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any asset or property owned or held by such Person (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person), (l) any unfunded or underfunded pension, defined benefit or retirement plan liabilities, (m) any deferred revenue, gift card liabilities, outstanding customer rebates, customer deposits and customer overpayments, (n) for clauses (a) through (m) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness, (o) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in the foregoing clauses (a) through (n) above of any other Person, and (p) relating to any deferred compensation, unpaid commissions or bonuses (in each case, whether accrued or not) in respect of any current or former employee, service provider, director, manager or officer (except for the amounts of the accruals for normal annual bonuses and commissions for employees of the Company and its Subsidiaries for 2023 granted in the Ordinary Course of Business to the extent such amounts are included in the current liabilities used in the calculation of Estimated Closing Net Working Capital included in the Estimated Closing Statement and Closing Net Working Capital as finally determined pursuant to Section 3.04) and any employer-side employment Taxes payable in connection therewith. For the avoidance of doubt, Indebtedness shall not include (i) any of the foregoing solely among the Company and/or any of its Subsidiaries, (ii) trade accounts payable incurred in the Ordinary Course of Business to the extent included in the current liabilities used in the calculation of Closing Net Working Capital included in (x) the Estimated Closing Statement, in the case of the Estimated Closing Statement delivered at Closing, and (y) the Closing Net Working Capital as finally determined pursuant to Section 3.04(c) and (d) in the case of Closing Net Working Capital finally determined pursuant to Section 3.04(c) and (d) or (iii) any Company Transaction Expenses. Any Accrued Income Taxes included in Indebtedness will be calculated as of the close of the Closing Date disregarding any payments made on or after the Closing Date from Closing Cash Balance that reduce the amount of any Taxes that would otherwise be included in the calculation of Accrued Income Taxes. For the avoidance of doubt, notwithstanding anything to the contrary herein, Indebtedness shall not include any liabilities or amounts relating to any sales or use Taxes (other than the VDA Liability Amount).
“Indemnification Percentage” shall mean, with respect to each Equityholder Indemnifying Party, the applicable percentage set forth opposite such Equityholder Indemnifying Party’s name under the heading “Indemnification Percentage” on Schedule I attached hereto (which may be updated by the Equityholders’ Representative (in its sole discretion) by the Equityholders’ Representative providing an updated Schedule I to the Purchaser at or prior to the time that the Company delivers the Estimated Closing Statement pursuant to Section 3.04(a), and which may be further updated from time to time by the Equityholders’ Representative (in its sole discretion) in connection with any Additional Merger Consideration paid to the Equityholder Indemnifying Parties by the Equityholders’ Representative, by promptly providing an updated Schedule I to the Purchaser; provided that the sum of all the Indemnification Percentages for the Equityholder Indemnifying Parties in the aggregate shall at all times equal 100%).
“Indemnified Party” shall have the meaning set forth in Section 8.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.04(a).
“Insurance Policies” shall have the meaning set forth in Section 4.17.
“Intellectual Property” shall mean all intellectual property, whether registered or unregistered, including (a) Trademarks, (b) Patents, (c) inventions and invention disclosures, whether or not patentable, (d) Copyrights, (e) Trade Secrets, (f) Software, (g) to the extent such rights are recognized as a form of intellectual property under applicable Laws within an applicable jurisdiction, proprietary rights in databases and data collections, (h) domain names and social media accounts and (i) any and all rights relating to any of the foregoing in any jurisdiction.
“IRS” shall mean the Internal Revenue Service.
“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision.
“Leased Real Property” shall have the meaning set forth in Section 4.16(a).
“Lender” shall have the meaning set forth in Section 6.10.
“Letter of Transmittal” shall have the meaning set forth in Section 2.03(b).
“Licensed Company Intellectual Property” shall mean any Intellectual Property licensed to, or for which the Company or any Subsidiary otherwise receives the right to use, pursuant to any Third-Party Intellectual Property License, including but not limited to, any license to manufacture, use, offer for sale or license, sell or license, import, export, duplicate, distribute, publicly display, publicly perform or otherwise exploit such Intellectual Property.
“Liens” shall mean any lien, security interest, mortgage, pledge, charge, claim, license, adverse ownership interest, deed of trust, easement, right of first refusal, hypothecation, restriction on transfer of title or similar encumbrance.
“Losses” shall mean all losses, liabilities, damages, judgments, awards, penalties, fines, settlements, Taxes, costs and expenses (including reasonable attorneys’ or accountants’ fees and expenses).
“Malicious Code” means (a) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware or adware, and (b) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any Company IT Asset (or portion thereof).
“Management Services Agreement” shall mean the Management Services Agreement, dated as of April 20, 2020, by and between Marucci Sports, LLC and Compass Group Management LLC.
“Material Adverse Effect” shall mean any event, change, occurrence, state of facts, condition, development, circumstance or effect that, individually or in the aggregate (a) has or would reasonably be expected to have a material adverse effect on the business, properties or assets, financial condition or results of operations of the Company or its Subsidiaries, taken as a whole or (b) has or would reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Merger; provided, however, that solely with respect to clause (a) above, the term “Material Adverse Effect” will not include any event, change, occurrence, state of facts, condition, development, circumstance or effect, in each case, to the extent that it is or results from any of the following: (i) the announcement of the execution of this Agreement or the transactions contemplated by this Agreement, the identity of Purchaser and its Affiliates or the taking, or the failure to take, any action by the Company or its Subsidiaries that is contemplated by the terms of this Agreement, (ii) Purchaser’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries, (iii) changes in global or United States or foreign, national or regional business, economic, financial, regulatory or geopolitical conditions, including those arising from or related to stoppages or shutdowns of any Governmental Authority, epidemics, pandemics (including COVID-19 or any variants or mutations thereof) or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, pandemics, epidemics or disease outbreaks, (iv) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world including those arising from or related to stoppages or shutdowns of any Governmental Authority, epidemics, pandemics (including COVID-19 or any variants or mutations thereof) or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, pandemics, epidemics or disease outbreaks, (v) changes in Laws, regulations or standards affecting the Company or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, including those arising from or related to stoppages or shutdowns of any Governmental Authority, epidemics, pandemics (including COVID-19 or any variants or mutations thereof) or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, pandemics, epidemics or disease outbreaks, (vi) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, (A) an epidemic, pandemic (including COVD-19 or any variants or mutations thereof) or disease outbreak or (B) any foreign or domestic protests, and any change in such Law, directive, pronouncement or guideline following the date of this Agreement; (vii) changes in the Company’s and its Subsidiaries’ industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (viii) any military conflict, outbreak or escalation of hostilities or war, act of foreign or domestic terrorism or outbreak of foreign or domestic protests, (ix) any action taken or omitted to be taken by, or with the consent of, Purchaser, Merger Sub or any of their respective Affiliates prior to the Closing Date or (x) any failure by the Company or any Subsidiary to meet internal or published projections, forecasts or estimates of the Company or any Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (x) unless excluded by another clause of this definition); provided, however, that the matters described in clauses (iii) through (viii) shall be included in the term “Material Adverse Effect” to the extent any such matter, individually or in the aggregate, has had or would reasonably be expect to have a disproportionate impact on the Company or its Subsidiaries, taken as a whole, relative to other participants in the same industry as the Company or its Subsidiaries.
“Material Contracts” shall have the meaning set forth in Section 4.11(a).
“Material Covenant Breach” shall have the meaning set forth in Section 8.07(a).
“Material Customers” shall have the meaning set forth in Section 4.21.
“Material Suppliers” shall have the meaning set forth in Section 4.21.
“Merger” shall have the meaning set forth in Section 2.01.

“Merger Sub” shall have the meaning set forth in the preamble hereto.
“Merger Sub Common Stock” shall mean the common stock, $0.001 par value per share, of Merger Sub.
“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 4.07(b).
“Net Working Capital” shall mean (a) the consolidated current assets (excluding any (i) Income Tax assets and (ii) Cash) of the Company and its Subsidiaries reflected in the line items included in the Net Working Capital Schedule minus (b) the consolidated current liabilities (excluding any (i) Income Tax liabilities, (ii) Indebtedness, (iii) Company Transaction Expenses, and (iv) liabilities or amounts relating to any sales or use Taxes, other than sales or use Taxes that are both (A) for a Pre-Closing Tax Period (or portion thereof) beginning after the date the Company and its Subsidiaries most recently filed sales or use Tax Returns and remitted or paid the applicable sales or use Tax to the relevant Governmental Authority in each jurisdiction that is described in clause (B) below, and (B) for jurisdictions in which the Company or the applicable Subsidiary (x) were registered for sales or use Tax as of the Closing Date, or (y) collected sales Tax from customers during the period from January 1, 2023 until the end of the day prior to the Closing Date) of the Company and its Subsidiaries reflected in the line items included in the Net Working Capital Schedule, in accordance with the Accounting Policies.
“Net Working Capital Schedule” shall mean the sample calculation of Net Working Capital included in Exhibit A.
“Net Working Capital Target” shall mean $59,000,000.
“Non-Recourse Party” shall have the meaning set forth in Section 9.14.
“OFAC” shall have the meaning set forth in the definition of Global Trade Laws.
“Option” shall mean an option to acquire Company Shares granted under the Company Equity Plan.
“Option Cancellation Agreement” shall mean an agreement, in the form of Exhibit H, between the Company and each Optionholder.
“Optionholder” shall mean a Person holding a Vested Option immediately prior to the Effective Time.
“Orders” shall mean any injunction, judgment, writ, assessment, order, decree or arbitration award of any Governmental Authority.
“Ordinary Course of Business” shall mean in the ordinary course of business consistent with past practice of the Company.
“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation, formation or organization of such Person and any limited liability company, operating or partnership agreement, charter, by-laws or similar documents or agreements relating to the legal organization of such Person, stockholders or equityholders agreements or any similar document or agreement adopted or entered into in connection with or relating to the creation, formation, governance or organization of a Person, as amended, modified or supplemented from time to time in accordance with the terms thereof and applicable Laws.

“Owned Company Intellectual Property” shall have the meaning set forth in Section 4.12(a).
“Owned Real Property” shall have the meaning set forth in Section 4.16(a).
“Patents” shall mean all issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations and extensions thereof, and any counterparts claiming priority therefrom.
“Paying Agent” shall mean U.S. Bank National Association or such other Paying Agent as shall be mutually agreed in writing by Purchaser and the Equityholders’ Representative.
“Paying Agent Agreement” shall mean the Paying Agent Agreement, in the form of Exhibit B, to be entered into on or prior to the Closing Date pursuant to this Agreement by Purchaser, the Equityholders’ Representative and the Paying Agent.
“Payoff Letter” means duly executed letters or similar written confirmation from the Persons to which any Indebtedness set forth on Section 6.10(a) of the Schedules (the “Payoff Indebtedness”) is outstanding or otherwise available, in form and substance reasonably satisfactory to Purchaser: (a) indicating the total amount required to be paid to fully satisfy such Payoff Indebtedness as of the Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and the corresponding wire instructions for the payee thereof; (b) providing that upon receipt of the Payoff Amount, the agreements, notes and related instruments evidencing such Payoff Indebtedness shall be terminated; (c) stating that all Liens on the Company and its Subsidiaries securing such Payoff Indebtedness shall be, upon the payment of the Payoff Amount, released and terminated; and (d) authorizing the Company and its Subsidiaries to file and/or deliver, as applicable, all necessary termination statements (including UCC-3 termination statements and intellectual property security interest termination statements) upon payment of the Payoff Amount.
“Pension Plan” shall have the meaning set forth in Section 4.13(c).
“Per Share Portion” shall mean, as of the time of determination, a fraction (a) the numerator of which is one (1), and (b) the denominator of which is equal to the total number of Company Shares held by the Equityholders immediately prior to the Effective Time, determined on a Fully-Diluted Basis.
“Percentage Share” shall mean, with respect to an Equityholder, the quotient obtained by dividing (x) the total number of Company Shares held by such Equityholder immediately prior to the Effective Time, by (y) the total number of Company Shares held by all of the Equityholders immediately prior to the Effective Time, in the case of each of clause (x) and (y), determined on a Fully-Diluted Basis.
“Permits” shall mean the authorizations, licenses, permits, consents, exemptions, accreditations, registrations, franchises, approvals, Orders or filings with, any Governmental Authorities, including, but not limited to, any renewals, extensions and/or modifications of any of the foregoing.
“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges which are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) easements, encroachments, covenants, rights of way, restrictions, defects, encumbrances which affect title to the property or assets of the Company or its Subsidiaries but do not materially impair or materially interfere with the ability of the Company or its Subsidiaries to use or operate the property or asset to which it relates in substantially the same manner as it was used or operated prior to the Closing Date, (d) the interests of the lessors and sublessors of any of the Leased Real Properties under the Leases, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the business conducted thereon, (f) matters that would be disclosed by an accurate survey or inspection of the real property to the extent that they do not materially impair or materially interfere with the ability of the Company or its Subsidiaries to use or operate the property to which it relates in substantially the same manner as it was used or operated prior to the Closing Date, (g) de minimis Liens that arise by operation of law in the Ordinary Course of Business, (h) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (i) Liens that are required to be released on or prior to Closing, (j) non-exclusive licenses granted by the Company or any Subsidiary in the Ordinary Course of Business, and (k) Liens described on Section 1.01(a) of the Schedules.
“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.
“Personal Data” shall mean all information defined as “personal identification,” “personal data,” “non-public personally identifiable information,” “individually identifiable information,” “personal information,” or similar terms under applicable Privacy Laws. “Personal Data” shall include, for the avoidance of doubt, all of the following information that is collected by or on behalf of the Company or any Subsidiary: (a) an individual’s name in combination with (i) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (ii) account, credit or debit card numbers, with any required security code, access code, personal identification number or password that would permit access to a financial account, and account information, including balances and transaction data; and (b) any information regarding an individual that, under any applicable Law, requires that individual to be notified of any situation where there has been a loss, misuse, unauthorized access, or unauthorized acquisition of that information.
“Plans” shall mean, collectively, all “employee benefit plans”, within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other health, welfare, pension, retirement, profit-sharing, bonus, employment, consulting, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, or other equity-based, retention, change in control, severance, loan, sick leave, Code Section 125, Code Section 501(c)(9), fringe benefit, perquisite or other benefit or compensation plans, programs, policies, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee, director or former director or any individual independent contractor or former individual independent contractor of the Company or any Subsidiary, or with respect to which the Company or any of its Subsidiaries has (or could have, contingent or otherwise) any liability, but not including any plans, programs, policies, agreements or arrangements that are or were maintained or required to be contributed by any Governmental Authority.
“Post-Closing Tax Period” shall mean any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

“Pre-Closing Communications” shall have the meaning set forth in Section 9.17(a).
“Pre-Closing Tax Period” shall mean any taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date as determined in accordance with Section 6.11(b).
“Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.
“Privacy and Information Security Requirements” shall mean (a) all Privacy Laws, (b) to the extent applicable, reputable industry standards, including the Payment Card Industry Data Security Standard, (c) all contractual obligations binding upon the Company to the extent relating to any of the foregoing or otherwise to the extent relating to privacy, security (including data security), data protection or breach notification, and (d) all Privacy Notices.
“Privacy Laws” shall mean all applicable Laws concerning the privacy and/or security of personal data. “Privacy Laws” shall include, for the avoidance of doubt, to the extent applicable, (a) the California Consumer Privacy Act, as amended (including by the California Privacy Rights Act), and including all regulations promulgated thereunder; (b) the Federal Trade Commission Act; (c) the Children’s Online Privacy Protection Act (COPPA); (d) the Family Educational Rights and Privacy Act (FERPA); (e) state data security regulations and statutes, including the New York SHIELD Act and information security requirements promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and codified at 201 C.M.R. Part 17.00; and (f) any Law requiring a Person to be notified of any situation where there has been a loss, misuse, unauthorized access, or unauthorized acquisition of Personal Data.
“Privacy Notice” shall mean any (a) notices or policies of the Company, in either case whether internal or external, and (b) public representations by the Company, in each case, in respect of the Company’s Processing of Personal Data or the protection and security of Personal Data or Company IT Assets.
“Proceeding” shall mean any claim, cause of action, audit, litigation, suit, charge, assessment, arbitration, investigation, hearing, demand, proceeding, controversy, complaint, appeal, citation, summons, subpoena, indictment, mediation, dispute or other legal proceeding of any nature (whether sounding in contract, tort or otherwise, whether civil, criminal, quasi-criminal, judicial, administrative, regulatory, arbitral or otherwise, whether public or private, and whether brought at law or in equity).
“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure of, or other activity or operation regarding Personal Data.
“Product Stewardship” means applicable requirements under any Law related to regulation of the hazardous chemical content of consumer products, including California’s Proposition 65, the U.S. Toxic Substances Control Act (TSCA), and requirements under the European Union’s REACH regulations.
“Proposed Final Closing Statement” shall have the meaning set forth in Section 3.04(b).
“Publicly Available Software” shall mean: (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g., Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and/or (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.
“Purchaser” shall have the meaning set forth in the preamble hereto.
“Purchaser Fundamental Representations” shall mean, collectively, the representations and warranties contained in Section 5.01, Section 5.02 and Section 5.10.
“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.02.
“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 5.01.
“Purchaser Plans” shall have the meaning set forth in Section 6.08(c).
“Purchaser Releasee” shall have the meaning set forth in Section 6.11.
“Purchaser Releasor” shall have the meaning set forth in Section 6.11.
“R&W Insurance Policy” shall have the meaning set forth in Section 5.10.
“Related Party” means (a) any Equityholder of the Company Shares; (b) any individual who is an officer, director or manager of the Company or any of its Subsidiaries; and (c) any Affiliate of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be considered a Related Party.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing.
“Releasee” shall have the meaning set forth in Section 6.11.
“Releasor” shall have the meaning set forth in Section 6.11.
“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.
“Required D&O Resignation Letters” shall have the meaning set forth in Section 6.12
“Restricted Party” shall mean any Person on one or more of the Restricted Party Lists, or any Person owned by or acting on behalf of a Person on one or more of the Restricted Party Lists.
“Restricted Party Lists” shall mean the list of sanctioned or otherwise restricted Persons maintained by Governmental Authorities, including, but not limited to, the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the

U.S. Department of Commerce; Her Majesty’s Treasury of the United Kingdom; or the European Union.
    “Sanctioned Country” means any country or region or government thereof that is the target of a comprehensive embargo under the United States economic sanctions laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).

    “Sanctions” shall mean applicable trade sanctions regulations, embargoes, and related measures enforced or administered by Governmental Authorities, including (i) the U.S. Treasury, OFAC, including, without limitation, its list of Specially Designated Nationals, the U.S. Department of State, or the U.S. Department of Commerce, (ii) the United Nations Security Council, (iii) Her Majesty’s Treasury of the United Kingdom, the (iv) European Union and as adopted by its member states, or (v) any other relevant sanctions authority material to the business of the Company parties and its Subsidiaries, taken as a whole.

“Schedules” shall have the meaning set forth in Article IV.
“Section 262” shall have the meaning set forth in Section 2.03(d).
“Section 280G” shall have the meaning set forth in Section 6.08(e).
“Section 280G Payments” shall have the meaning set forth in Section 6.08(e).
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.
“Security Plan” shall have the meaning set forth in Section 4.12(j).
“Seller Releasee” shall have the meaning set forth in Section 6.11.
“Seller Releasor” shall have the meaning set forth in Section 6.11.
“Software” shall mean computer software and databases together with object code, source code, firmware and embedded versions thereof and documentation related thereto.
“Solvency” shall have the meaning set forth in Section 5.07.
“Stockholder Consent” shall have the meaning set forth in Section 6.03(b)
“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” shall mean each corporation, partnership, limited liability company or other entity owned, directly or indirectly, in whole or in part, by the Company.
“Surviving Corporation” shall have the meaning set forth in Section 2.01.
“Surviving Corporation Common Shares” shall mean the shares of common stock, $0.001 par value per share, of the Surviving Corporation.
“Tax” or “Taxes” shall mean all federal, state, local, and non-U.S. income, profits, severance, occupation, windfall profits, capital gains, estimated, real property gains, customs, duties, ad valorem, natural resources, premium, environmental, unemployment, disability, registration, employment, gross receipts, excise, property, real property, personal property, excise, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, consumption, stamp, alternative or add-on minimum or other withholding tax, composite, healthcare, or other taxes of any kind whatsoever, including any interest, penalties or additions thereto.
“Tax Contest” shall have the meaning set forth in Section 6.11(f)(i).
“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, report, refund claim, information return or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
“Termination Date” shall have the meaning set forth in Section 8.06(b).
“Third Party Claim” shall have the meaning set forth in Section 8.04(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 8.04(a).
“Third-Party Intellectual Property Licenses” shall mean Contracts under which (i) rights in Intellectual Property owned in whole or in part by Persons other than the Company or any Subsidiary are licensed or sublicensed to the Company or any Subsidiary; and (ii) rights in Owned Company Intellectual Property are licensed or sublicensed to Persons other than the Company or any Subsidiary.
“Total Enterprise Value” shall mean $572,000,000 (Five Hundred Seventy Two Million Dollars).
“Trade Secrets” shall mean all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), and other confidential or business or technical information if such information derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public, including ideas, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.
“Trademarks” shall mean all trademarks, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin, whether or not registered, and the goodwill associated with the foregoing.
“Transaction Documents” shall mean this Agreement (including the Schedules and Exhibits attached hereto), the Escrow Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreements, the Letters of Transmittal, the Option Cancellation Agreements, and all other agreements, certificates, documents and other instruments to be entered into or delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.
“Transaction Tax Benefits” shall mean an amount equal to the sum of
(1)the lesser of (x) the product of (A) 24% and (B) the Adjusted Transaction Tax Deduction Amount and (y) the amount of pre-payments of Income

Taxes or payments of estimated Income Taxes of the Company and its Subsidiaries for the taxable period ending December 31, 2023 (solely to the extent that such payments have been made prior to the Closing) (such amounts “Prepaid 2023 Taxes”), and, in the event that the amount described in clause (y) is less than the amount described in clause (x), plus
(2)the product of (A) 17% and (B) the excess of (x) the Adjusted Transaction Tax Deduction Amount over (y) an amount that is equal to the quotient of (I) the Prepaid 2023 Taxes divided by (II) 24%; provided that in no event shall the amount of Transaction Tax Benefits be less than zero or exceed $6,500,000.
“Transaction Tax Deductions” shall mean the sum of all Tax deductions reasonably anticipated to be realized relating to or arising from, without duplication, (i) the payment or accrual of Company Transaction Expenses, (ii) the payment or accrual of amounts that would have been Company Transaction Expenses if such amounts were unpaid immediately prior to the Effective Time, (iii) the payment or accrual of the amounts included in the calculation of Closing Indebtedness, (iv) the payments or accruals in respect of Options pursuant to or contemplated by this Agreement or any other compensation payable or accrued as a result of the transactions contemplated by this Agreement, (v) any payroll costs and employment Taxes associated with the payments or accruals described in clause (iv), (vi) the pay-down or satisfaction of the amounts payable or accrued under the Payoff Letters (including any deferred financing costs), and (vii) any other payments or accruals attributable to the transactions contemplated by this Agreement that are economically borne by Equityholders, and which amount shall be calculated applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”.
“Transfer Taxes” shall have the meaning set forth in Section 6.11(c).
“VDA Liability Amount” shall mean $1,000,000.
“Vested” shall mean, with respect to any Company Award (or portion thereof), that such Company Award (or portion thereof) is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any accelerated vesting as a result of the transactions contemplated by this Agreement), whether pursuant to the terms of the Company Award, the Company Equity Plan or at the election of the Company’s board of directors (or a committee thereof).
Section 1.0b.Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.0c.Other Definitional Provisions.
(i)The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.
(ii)The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(iii)The term “dollars” and character “$” shall mean United States dollars.
(iv)The term “including” shall mean “including, without limitation”, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.
(v)The term “or” is not exclusive, unless the context otherwise requires.
(vi)The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Purchaser, Merger Sub, the Company and/or the Equityholders’ Representative, as applicable, unless the context expressly otherwise requires.
Section 1.0d.Interpretive Matters.
(i)The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)Unless the context otherwise requires, references herein (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document shall include such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute, rule or regulation shall include such statute, rule or regulation as amended from time to time and includes any predecessor or successor statute, rule or regulation thereto and any statute, rule or regulation promulgated thereunder; (iv) to a particular Person shall include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (v) to a number of days shall refer to calendar days unless Business Days are specified, except, unless otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(iii)Any reference in this Agreement to gender shall include all genders and the neuter.
(iv)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2

THE MERGER
Section 1.0a.Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in

Section 259 of the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on the exhibit attached to the Certificate of Merger and shall be, upon the Effective Time, the certificate of incorporation of the Surviving Corporation, until amended in accordance with applicable Law (subject to Section 6.07(a)), and (b) the by-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until amended in accordance with applicable Law (subject to Section 6.07(a)). Each of the directors of Merger Sub immediately prior to the Effective Time shall be a director of the Surviving Corporation and each of the officers of the Merger Sub immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
Section 1.0b.Conversion of Shares.
(i)Conversion of Merger Sub Shares. At the Effective Time, all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser, be converted into and thereafter evidence in the aggregate one hundred (100) Surviving Corporation Common Shares. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.02(a), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.
(ii)Conversion of Company Shares. At the Effective Time, each Company Share (other than Cancelled Shares and Appraisal Shares, if any, which in each case shall be cancelled) shall, subject to Section 2.03(d), by virtue of the Merger and without any action on the part of the holder thereof (each such holder, an “Eligible Holder”), be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to the sum of (i) the Closing Per Share Merger Consideration, and (ii) the Per Share Portion of the Additional Merger Consideration, if any. Each Company Share issued and outstanding immediately prior to the Effective Time, when converted or cancelled in accordance with this Section 2.02(b), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.
(iii)Cancelled Shares. At the Effective Time, each share of Common Stock or Preferred Stock that is owned by the Company or any of its Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore (any shares so cancelled, the “Cancelled Shares”).
Section 1.0c.Payment of Merger Consideration.
(i)(i) At or prior to the Closing, Purchaser will deliver to the Paying Agent, for further payment to the Eligible Holders pursuant to the Paying Agent Agreement, cash in an amount equal to (A) the Closing Per Share Merger Consideration, multiplied by (B) the total number of issued and outstanding Company Shares immediately prior to the Effective Time (the “Aggregate Closing Per Share Merger Consideration”), and (ii) at the Effective Time, Purchaser shall fund the Company with cash sufficient to pay the aggregate Closing Option Merger Consideration in respect of each Vested Option.
(ii)Immediately following the Effective Time, the Paying Agent shall deliver to each Eligible Holder who has delivered a duly executed and completed letter of transmittal and indemnification agreement in the form attached hereto as Exhibit D (the “Letter of Transmittal”)

and such other documents as may reasonably be required by the Paying Agent and has, subject to Section 2.05(g), surrendered the applicable certificate(s) representing its Company Shares, an aggregate amount in cash equal to the product of the number of Company Shares represented by such certificate(s), multiplied by the Closing Per Share Merger Consideration, by wire transfer of immediately available funds to an account designated in such Eligible Holder’s Letter of Transmittal (or, at the request of an Eligible Holder, by check).
(iii)In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made with respect to such shares to such a transferee if the certificate representing such shares is presented to the Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(iv)Notwithstanding anything to the contrary contained herein or otherwise, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Closing Per Share Merger Consideration as provided in Section 2.02(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Closing Per Share Merger Consideration as provided in Section 2.02(b), without interest. The Company shall serve prompt notice to Purchaser of any demands for appraisal of any Company Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 1.0d.Treatment of Company Awards.
(i)Treatment of Vested Options. At the Effective Time, each Vested Option that is then outstanding shall, by virtue of the Merger and subject to each Optionholder’s execution and delivery to the Company of an Option Cancellation Agreement, be cancelled and in full consideration of such cancellation, be converted into and thereafter evidence the right to receive, without interest, (i) the Closing Option Merger Consideration due for such Vested Option, and (ii) the product of (A) the Per Share Portion of the Additional Merger Consideration, if any, and (B) the number of Company Shares underlying such Vested Option, but only to the extent that the amounts payable under this clause (ii) are payable within five (5) years following the Effective Time. Each such outstanding Vested Option, when converted in accordance with this Section 2.04(a), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist. As promptly as reasonably practicable following the Effective Time (or, as applicable, following the time that Additional Merger Consideration becomes payable by Purchaser), Purchaser shall pay to each Optionholder, who has executed an Option Cancellation Agreement, through the payroll system of the Surviving Corporation or applicable Subsidiary thereof (provided that Vested Options granted in respect of non-employee services shall be paid by

Purchaser but need not be paid through such payroll system) an aggregate amount in cash equal to the Closing Option Merger Consideration payable in respect of the Vested Options held by such Optionholder (or, as applicable, with respect to each such Vested Option, an amount in cash equal to the product of (A) the Per Share Portion of the Additional Merger Consideration, if any, and (B) the number of Company Shares underlying such Vested Option, to the extent payable within five (5) years following the Effective Time).
(ii)Treatment of Unvested Options. Immediately prior to the Effective Time, all unvested Options that are then outstanding shall, without any action on the part of the holder thereof, automatically be accelerated and become fully Vested Options subject to the rights and obligations of the Optionholders set forth in this Agreement. For the avoidance of doubt, no unvested Options will remain outstanding as of immediately prior to the Effective Time.
Section 1.0e.Certain Actions in Connection with the Merger.
(i)Delivering to Stockholders. As promptly as practicable after the date of this Agreement, the Company and Purchaser shall cause the Paying Agent to deliver to each (i) holder of Company Shares on the date of this Agreement and from time to time hereafter  (A) a Letter of Transmittal, which shall specify (x) that delivery shall be effected, and risk of loss of the certificates representing Company Shares shall pass, only upon delivery of the certificates to the Paying Agent and (y) the indemnification and other obligations of each such holder to Purchaser and its Affiliates, and (B) instructions for effecting the surrender of such certificates for payment and (ii) Optionholder on the date of this Agreement and from time to time hereafter, an Option Cancellation Agreement.
(ii)Letters of Transmittal. The Letter of Transmittal shall specify that, in the event of a termination of this Agreement prior to the Closing pursuant to Article VIII, the Paying Agent shall return such certificates to the holder of record.
(iii)Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates of the Company Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in Section 2.02(b) and Section 2.03(b).
(iv)Unclaimed Merger Consideration. Any amounts delivered to the Paying Agent pursuant to Section 2.03(a) that remain unclaimed by the Eligible Holders one (1) year after the Closing Date will be returned to the Surviving Corporation, and any holder of Company Shares entitled to receive the Closing Per Share Merger Consideration who has not theretofore received payment of such consideration in accordance with Section 2.03(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of any Closing Per Share Merger Consideration that may be payable upon surrender of any certificates representing Company Shares held by such holder, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.
(v)No Liability. None of the Company, the Surviving Corporation, Merger Sub, Purchaser, any Affiliates of the foregoing or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(vi)Appraisal Shares. Any portion of the Aggregate Closing Per Share Merger Consideration deposited with the Paying Agent pursuant to Section 2.03(a) to pay for Appraisal Shares for which appraisal rights shall have been perfected shall be returned to Purchaser or the

Surviving Corporation upon the settlement or final and non appealable adjudication of any claim for appraisal rights asserted with respect to such Appraisal Shares.
(vii)Lost Certificates. Notwithstanding anything in this Agreement to the contrary, if any certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificate the Closing Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.
(viii)Withholding. Notwithstanding anything in this Agreement to the contrary, each of Purchaser, Merger Sub, the Surviving Corporation, the Equityholders’ Representative and any other applicable withholding agent shall be entitled to deduct and withhold, or cause the Paying Agent or the Escrow Agent to deduct and withhold, from any amount otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law; provided, however, that the Person intending to withhold from such a payment will notify the Person to which such payment is to be made of any amounts otherwise payable to such Person that it intends to deduct and withhold (but assuming timely delivery of the certificate described in Section 6.11(h) hereof) at least ten (10) Business Days prior to the due date for any relevant payment, other than required withholdings for income, employment and similar Taxes in respect of Company Awards to employees, which notice will provide reasonable details regarding the provisions of Law that requires such withholding, and shall reasonably cooperate with such other Person to minimize or eliminate such withholding. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement (including the applicable share of the Administrative Expense Amount deemed paid at Closing to each Optionholder) shall be payable as promptly as possible through the Surviving Corporation’s or its Subsidiaries’ payroll in accordance with applicable payroll procedures (and for the avoidance of doubt any amounts required to be withheld in respect of the Administrative Expense Amount deemed paid to each Optionholder at Closing shall reduce the amount of the Closing Option Merger Consideration paid to such Optionholder). Any amounts withheld in accordance with this Section 2.05(h) will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made.
ARTICLE 3

CLOSING
Section 1.0a.Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents on a date and time to be specified by the parties hereto, which shall be not later than the second (2nd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other time or place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 1.0b.Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as Purchaser and the Company may mutually agree), the parties hereto shall cause to be delivered to the Secretary of State of the State of Delaware a certificate of merger, in the form of Exhibit G, that effectuates the transactions contemplated hereby (the “Certificate of Merger”) and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later date and time as specified in the Certificate of Merger. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time”.
Section 1.0c.Closing Deliveries; Payments to be Made at the Closing.
(i)Deliveries by the Company. At or prior to the Effective Time, the Company shall deliver or cause to be delivered to Purchaser:
(1)the Escrow Agreement, duly executed by the Equityholders’ Representative;
(2)the Paying Agent Agreement, duly executed by the Equityholders’ Representative;
(3)a Payoff Letter from the Lender and each of the other Persons set forth on Section 6.10(a) of the Schedules;
(4)a certificate duly executed and delivered by the secretary or comparable duly authorized officer of the Company and each of the Company’s Subsidiaries (A) attaching copies (x) of its Organizational Documents, in each case as amended and/or restated and in effect as of immediately prior to the Closing, of such Person and (y) copies of resolutions of the equityholders (including Stockholder Consent) and board of directors/managers, as applicable, approving, adopting and authorizing this Agreement and the Transaction Documents to which the Company or such Subsidiary is a party, the consummation of the transactions contemplated hereby and with respect to the Company, the Merger; (B) attesting and certifying that such attached copies are true, complete and correct copies and such documents and resolutions are in full force and effect and have not been amended, rescinded or revoked; and (C) certifying the incumbency, signature and authority of the officers of such Person authorized to execute, deliver and perform this Agreement and the Transaction Documents to which such Person is a party;
(5)the Certificate of Merger, duly executed by the Company;
(6)the Required D&O Resignation Letters, as required to be delivered pursuant to Section 6.12;
(7)evidence of termination of any Contract with Compass Group Management LLC set forth on Section 3.03(a)(vii) of the Schedules; and
(8)evidence of termination of the Marucci 401(k) Plan as required by Section 6.08(f).
(ii)Deliveries by the Purchaser. At or prior to the Effective Time, the Purchaser shall deliver or cause to be delivered to the Company:
(1)the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(2)the Paying Agent Agreement, duly executed by Purchaser and the Paying Agent; and

(3)customary evidence that the R&W Insurance Policy is bound and remains in full force and effect as of the Closing.
(iii)Merger Consideration. At the Effective Time, pursuant to Section 2.03(a), Purchaser shall (on behalf of the Surviving Corporation) pay, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, to the Paying Agent, by wire transfer of immediately available funds, the Aggregate Closing Per Share Merger Consideration.
(iv)Debt Payoff. At the Effective Time, Purchaser shall (on behalf of the Surviving Corporation) pay, or to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, the amounts payable under each Payoff Letter to the Persons set forth therein with respect to the Payoff Indebtedness, including the amounts payable to the Lender under the Payoff Letter with the Lender, by wire transfer of immediately available funds to the account or accounts designated in such Payoff Letter.
(v)Payment of Company Transaction Expenses. At the Effective Time, Purchaser shall (on behalf of the Surviving Corporation) pay, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, all Company Transaction Expenses, including the Bankers’ Fees and all other Company Transaction Expenses set forth on the statement to be delivered by the Company to Purchaser at least three (3) Business Days prior to the Closing, that are unpaid as of such time by wire transfer of immediately available funds as directed by the Company.
(vi)Administrative Expense Amount. At the Effective Time, Purchaser shall pay, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, to an account specified by the Company (on behalf of the Equityholders’ Representative) at least three (3) Business Days prior to the Closing Date for the Administrative Expense Account, by wire transfer of immediately available funds, an amount in cash equal to the Administrative Expense Amount.
(vii)Escrow Amount. At the Effective Time, Purchaser shall pay, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account.
Section 1.0d.Purchase Price Adjustment.
(i)Estimated Closing Statement. The Company shall prepare in good faith and provide to Purchaser no later than three (3) Business Days prior to the anticipated Closing Date (i) a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimates of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), the Closing Cash Balance (the “Estimated Closing Cash Balance”), the Transaction Tax Benefits (the “Estimated Transaction Tax Benefits”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), and the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (ii) the Company’s calculation of the estimated Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) (using the Estimated Closing Net Working Capital, the Estimated Closing Cash Balance, the Estimated Closing Indebtedness and the Estimated Company Transaction Expenses), in each case calculated in accordance with the definitions thereof and the Accounting Policies. For the avoidance of doubt, in no event shall the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Net Working Capital Target exceed $3,000,000 in the aggregate. The Company shall, and shall cause its Subsidiaries to, provide Purchaser and its Representatives with reasonable access to the relevant books and records of the Company and its Subsidiaries for the purpose of facilitating Purchaser’s review of the Estimated Closing Statement.
(ii)Proposed Final Closing Statement. As promptly as possible and in any event within forty-five (45) calendar days after the Closing Date, Purchaser shall prepare or cause to be prepared, and shall provide to the Equityholders’ Representative, a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determination of the Closing Net Working Capital, Closing Cash Balance, the Transaction Tax Benefits, the Closing Indebtedness, the Company Transaction Expenses and the Aggregate Purchase Price. The determination of the Closing Net Working Capital, the Closing Cash Balance, the Transaction Tax Benefits, the Closing Indebtedness, the Company Transaction Expenses and the Aggregate Purchase Price reflected on the Proposed Final Closing Statement shall be prepared in accordance with the definitions thereof and the Accounting Policies. For the avoidance of doubt, in no event shall the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target exceed $3,000,000 in the aggregate. Purchaser shall provide, and cause the Surviving Corporation and its Subsidiaries to provide, the Equityholders’ Representative and its Representatives reasonable supporting documentation of the items set forth in the Proposed Final Closing Statement, and reasonable access to the work papers and other books and records (including Tax records) and Representatives of Purchaser, the Surviving Corporation and the Surviving Corporation’s Subsidiaries for purposes of assisting the Equityholders’ Representative and its Representatives in their review of the Proposed Final Closing Statement. Without limiting any other rights or remedies that the Equityholders’ Representative or Equityholders may have under this Agreement (but, for the avoidance of doubt, without duplication of remedies), if Purchaser fails to timely deliver the Proposed Final Closing Statement in accordance with the foregoing, then, at the election of the Equityholders’ Representative in its sole discretion, the Equityholders’ Representative may elect that the Estimated Closing Statement shall be deemed for all purposes of this Section 3.04 to be the Final Closing Statement.
(iii)Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of Closing Net Working Capital, Closing Cash Balance, the Closing Indebtedness, the Company Transaction Expenses and the Aggregate Purchase Price contained therein) shall be final, conclusive and binding on the parties hereto for purposes of this Section 3.04 unless the Equityholders’ Representative provides a written notice (a “Dispute Notice”) to Purchaser no later than the thirtieth (30th) day after the delivery by Purchaser to the Equityholders’ Representative of the Proposed Final Closing Statement; provided that, in the event that either Purchaser or the Surviving Corporation and its Subsidiaries does not provide any papers or documents reasonably requested by the Equityholders’ Representatives or any of its authorized Representatives within five (5) days of request therefor (or such shorter period as may remain in such 30-day period), such 30-day period shall be extended by one (1) day for each additional day required for Purchaser or the Surviving Corporation and its Subsidiaries to adequately respond to such request. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Equityholders’ Representative believes has not been prepared in accordance with this Agreement and the proposed correct amount of such item (each, a “Disputed Item”) and (ii) the Equityholders’ Representative’s alternative calculation of the Closing Net Working Capital, the Closing Cash Balance, the Transaction Tax Benefits, the Closing Indebtedness, the Company Transaction Expenses and the Aggregate Purchase Price, as applicable, calculated in accordance with the principles set forth in Section 3.04(b) above.
(iv)Resolution of Disputes. Purchaser and the Equityholders’ Representative shall attempt to promptly resolve the matters raised in any Dispute Notice in good faith and all such discussions will (unless otherwise agreed by Purchaser and the Equityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable equivalent state rule.

Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 3.04(c), or any mutually-agreed extension thereof, either Purchaser or the Equityholders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the then-disputed items to a nationally recognized independent accounting firm chosen jointly by Purchaser and the Equityholders’ Representative (the “Accounting Firm”). Neither the Purchaser, the Equityholders’ Representative nor any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Accounting Firm in connection with any dispute submitted by the Purchaser and/or the Equityholders’ Representative to the Accounting Firm pursuant to this Section 3.04(d) without the prior written consent of the other party. The Accounting Firm shall act as an expert, and not an arbitrator, in reviewing the items in dispute. The parties shall instruct the Accounting Firm to promptly (and in any event within thirty (30) calendar days), in accordance with such procedures as it deems fair and equitable, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice; provided that each party shall be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm. The Equityholders’ Representative and Purchaser will instruct the Accounting Firm to make a final determination of the Disputed Items (and only the Disputed Items) in accordance with the guidelines and procedures set forth in this Agreement. Purchaser and the Equityholders’ Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Equityholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Equityholders’ Representative, on the other hand. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to such disputes and the industry in which the Company operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be borne by the Equityholders, on the one hand, and Purchaser on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party and such allocation of fees and expenses shall be calculated by the Accounting Firm and shall be final and binding on the parties. By way of illustration, (x) if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and the Equityholders’ Representative’s calculations would have resulted in a $1,000,000 net payment to the Equityholders and the Accounting Firm’s final determination results in an aggregate net payment of $500,000 to the Equityholders, then Purchaser and the Equityholders shall pay seventy-five percent (75%) and twenty-five percent (25%), respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Accounting Firm’s calculation by $1,000,000, Purchaser and the Equityholders shall split such fees and expenses evenly. Any fees and expenses of the Accounting Firm payable by the Equityholders pursuant to this Section 3.04(d) shall be paid from the Administrative Expense Account. The decision of the Accounting Firm with respect to the Disputed Items of the Proposed Final Closing Statement, submitted to it shall be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and/or the decision of the Accounting Firm pursuant to this Section 3.04, is referred to herein as the “Final Closing Statement.” Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement. At any time, Purchaser and the Equityholders’ Representative may agree to settle any objections raised in the Dispute Notice, which agreement shall be in writing and binding upon each of Purchaser and the Equityholders’ Representative with respect to the subject matter of any such objection so resolved.

(v)Purchase Price Adjustment. If the Aggregate Purchase Price (as finally determined pursuant to this Section 3.04 and as set forth in the Final Closing Statement) differs from the Estimated Aggregate Purchase Price set forth in the Estimated Closing Statement, then:
(1)If the Aggregate Purchase Price is equal to or in excess of the Estimated Aggregate Purchase Price, (A) an aggregate amount equal to the excess of the Aggregate Purchase Price over the Estimated Aggregate Purchase Price, if any, shall be disbursed or caused to be disbursed by Purchaser as follows: (1) in the case of payments to Equityholders that are Eligible Holders of Company Shares, such payments shall be remitted or cause to be remitted by Purchaser by wire transfer of immediately available funds to the Paying Agent for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares and (2) in the case of payments to Optionholders, the Surviving Corporation or its Subsidiaries shall make such payments through payroll (if applicable) or by wire transfer of immediately available funds to the applicable Optionholders in accordance with their respective Percentage Shares (net of applicable withholding Taxes), and (B) Purchaser and the Equityholders’ Representative shall jointly direct the Escrow Agent within two (2) Business Days after the final determination of the Final Closing Statement to transfer the full amount of funds in the Escrow Account to (x) in the case of payments to Equityholders that are Eligible Holders of Company Shares, the Paying Agent for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares and (y) in the case of payments to Optionholders, the Surviving Corporation or its designated Subsidiary for further distribution through payroll (if applicable) or by wire transfer of immediately available funds to the applicable Optionholders in accordance with their respective Percentage Shares (net of applicable withholding Taxes); or
(2)If the Aggregate Purchase Price is less than the Estimated Aggregate Purchase Price, Purchaser and the Equityholders’ Representative shall jointly direct the Escrow Agent within two (2) Business Days after the final determination of the Final Closing Statement to (A) transfer to Purchaser, or at Purchaser’s discretion, to the Surviving Corporation, out of the Escrow Account an aggregate amount equal to the excess of the Estimated Aggregate Purchase Price over the Aggregate Purchase Price (the “Purchaser Adjustment Amount”); provided, that, to the extent the funds in the Escrow Account are insufficient to satisfy the entire Purchaser Adjustment Amount owed to Purchaser, the amount of such shortfall shall be promptly paid to Purchaser by the Equityholders severally (on a pro rata basis in accordance with each Equityholder’s Indemnification Percentage), and not jointly, and (B) transfer the amount of funds remaining in the Escrow Account, if any, after the distribution contemplated in subsection (ii)(A) above to (x) in the case of payments to Equityholders that are Eligible Holders of Company Shares, the Paying Agent for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares and (y) in the case of payments to Optionholders, the Surviving Corporation for further distribution to the applicable Optionholders through payroll (if applicable) or by wire transfer of immediately available funds in accordance with their respective Percentage Shares (net of applicable withholding Taxes). The parties shall, to the extent permitted by Law, treat for tax purposes such additional payments to the Equityholders pursuant to this clause (ii) or the foregoing clause (i) as an adjustment to the purchase price of the equity interests of the Company.
Section 1.0e.Administrative Expense Account. On the Closing Date, Purchaser shall deliver the Administrative Expense Amount to the Equityholders’ Representative by wire transfer of immediately available funds in accordance with Section 3.03(f). The Equityholders’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Equityholders’ Representative shall pay any fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the Escrow Agreement and the Paying Agent Agreement by or on behalf of the Equityholders, including fees and expenses incurred pursuant to the procedures and provisions set forth in Section 3.04 and legal and consultant fees, expenses and costs for reviewing, analyzing, prosecuting and defending any claim or process arising under or relating to this Agreement or the Transaction Documents (including the Escrow Agreement) or the transactions contemplated by this Agreement. At such time and from time to time that the Equityholders’ Representative determines in its discretion that a portion of the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Equityholders’ Representative shall distribute to the Equityholders, in accordance with each such Equityholder’s Percentage Share, such applicable amounts from the Administrative Expense Account.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth herein or in the disclosure schedules, dated as of the date hereof (the “Schedules”), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:
Section 1.0a.Organization, Standing and Power.
(i)The Company (i) is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) has all requisite corporate power and authority to own, lease, operate and use all of its properties and assets in the same manner in which its properties and assets are now being owned, leased, operated and used, and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to conduct its business and is in good standing (solely with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite organizational power and authority to own, lease, operate and use all of its properties and assets in the same manner in which its properties and assets are now being owned, leased, operated and used, and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (solely with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iii)The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company and each Subsidiary, and neither the Company nor any Subsidiary is in material violation or breach of any provision of its Organizational Documents.
Section 1.0b.Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents at the Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action of the Company, and no other corporate action on the part of the Company is required to be taken by or on the part of the Company to authorize the execution, delivery and performance by the Company of this Agreement, and Transaction Document and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the Stockholder Consent and (ii) filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes (or in the case of Transaction Documents to be entered into at or prior to Closing, will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
Section 1.0c.Noncontravention. Except as set forth in Section 4.03 of the Schedules, neither the execution and delivery of this Agreement by the Company, nor the execution and delivery of any Transaction Document by the Company or any its Subsidiaries, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company or any of its Subsidiaries with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Organizational Documents of the Company or any of the Company’s Subsidiaries or (ii) (a) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained and the filings referred to in Section 4.04 are made, violate or conflict with any Law, Order or Permit applicable to the Company or any of the Company’s Subsidiaries, (b) with or without notice, lapse of time or both, conflict with, violate or constitute a breach or default under, change the economic terms of, or require the consent of, or notice to, any Person under any of the terms, conditions or provisions of any Material Contract or Permit or accelerate or give rise to a right of termination, cancellation or acceleration of any of the Company’s or, if applicable, the Company’s Subsidiaries’, obligations under any such Material Contract or Permit, the release of the Company’s or any of its Subsidiaries’ source code from escrow or the loss of any benefit under a Material Contract, or (c) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clause (ii)(a), for such violations, defaults, accelerations, rights, losses and Liens as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 1.0d.Governmental Approvals. Except (i) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, authorizations, Orders, or approvals of, or filings, declarations, waivers or registrations with or from, or notices to, any Governmental Authority (including, for the avoidance of doubt, pursuant to any Foreign Antitrust Law) are necessary for the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or any Subsidiary, or the consummation of the transactions contemplated hereby and thereby.
Section 1.0e.Capitalization.
(i)The authorized capital stock of the Company consists of 1,500,000 shares of Common Stock and 2,500 shares of Preferred Stock. Section 4.05(a) of the Schedules contains a true, correct and complete list of the number of shares of Common Stock and Preferred Stock that are issued and outstanding as of the date hereof, and the name of each holder of record thereof. There are no shares of Preferred Stock issued and outstanding as of the date hereof. All outstanding shares of Common Stock (i) are owned (of record and beneficially) directly by the Persons set forth on Section 4.05(a) of the Schedules, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), and (ii) have been duly authorized, validly issued, fully paid, nonassessable and offered, issued and delivered in compliance with applicable Laws. None of the outstanding shares of Common Stock have been issued in violation of the Organizational Documents of the Company, any Contract to which the Company is a party or by which it is bound, the preemptive rights of any third Person or in violation of any securities Law or any other applicable Law.
(ii)As of the date hereof, the Company has reserved 200,000 shares of Common Stock for issuance pursuant to the Company Equity Plan. Section 4.05(b) of the Schedules contains a true, correct and complete list of the following as of the date hereof: (i) the outstanding Options to purchase shares of Common Stock pursuant to the Company Equity Plan, and (ii) with respect to such Options, the respective individual holders, grant dates, expiration dates and exercise prices.
(iii)Except as set forth in Section 4.05(b) or Section 4.05(c) of the Schedules, as of the date hereof, there are other than the Common Stock listed on Section 4.05(a) of the Schedules, (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities, bonds, debentures or other Indebtedness of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Common Stock, the “Company Securities”). No holder of Company Securities is entitled to any priority or preferred return or distribution from the Company or in connection with the Contemplated Transactions.
(iv)Except as set forth in Section 4.05(d) of the Schedules, (i) the Company is not a party or subject to any Contract relating to the ownership, issuance, subscription, purchase, transfer or voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, and (ii) there are no outstanding Contracts (A) to repurchase, redeem or otherwise acquire any Company Securities, or (B) that commit or require the Company to make an investment in (whether in the form of a loan, capital contribution or otherwise) any other Person.
Section 1.0f.Subsidiaries.
(i)A true, correct and complete list of the names of the Company’s Subsidiaries, including their jurisdiction of organization, and for each Subsidiary, the name of any equityholder and the issued and outstanding shares, units or other equity securities held by such equityholder, and each jurisdiction in which such Subsidiary is licensed or qualified to conduct business is set forth on Section 4.06(a) of the Schedules. Each issued and outstanding share, unit or other equity security of each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and nonassessable (in each case to the extent applicable to such Subsidiary’s legal form and jurisdiction) and has not been issued in violation of the Organizational Documents of the Company or the applicable Subsidiary, any Contract to which the Company or the applicable Subsidiary is a party or by which it is bound, or in violation of any securities Law or any other applicable Law, and (ii) free of preemptive rights and is owned (of record and beneficially) by the Company or another Subsidiary of the Company free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). The Company does not own any equity or debt interest or securities in any Person other than the Company’s Subsidiaries set forth on Section 4.06(a) of the Schedules.
(ii)Except as held by the Company and the Company’s wholly-owned Subsidiaries as set forth on Section 4.06(a) of the Schedules, there are (i) no outstanding units of, or other equity, voting interests or securities containing equity features in, any of the Company’s Subsidiaries; (ii) no outstanding securities, bonds, debentures or other Indebtedness of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for units of, or other equity, voting interests or securities containing equity features in, such Subsidiary; (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from any of the Company’s Subsidiaries, or that obligate any of the Company’s Subsidiaries to issue or register, or that restrict the transfer or voting of, any units of, or other equity, voting interests or securities containing equity features in, or any securities convertible into or exchangeable for units of, or other equity, voting interests or securities containing equity features in, such Subsidiary; (iv) no obligations of any of the Company’s Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any unit of, or other equity or voting interests (including any voting debt) in, such Subsidiary (the items in clauses (i), (ii), (iii) and (iv), together with the units of the Company, being referred to collectively as “Company Subsidiary Securities”); and (v) no other obligations by any of the Company’s Subsidiaries to make any payments based on the price or value of its Company Subsidiary Securities or dividends accrued or paid thereon or revenues, earnings or financial performance or any other attribute of such Subsidiary.
(iii)There are no outstanding agreements of any kind which obligate any Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity securities. Other than each Company Subsidiary’s Organizational Documents, no Subsidiary is a party or subject to any Contract relating to the ownership, issuance, subscription, purchase, transfer or voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any equity securities.
(iv)No Company Subsidiary owns, directly or indirectly, or otherwise has any right or obligation to acquire any equity securities in any Person other than another Subsidiary of the Company. No Company Subsidiary has agreed to make, or is obligated to make, any investment in or capital contribution to any other Person.
Section 1.0g.Financial Statements; Undisclosed Liabilities.
(i)Section 4.07(a) of the Schedules sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2022 and December 31, 2021 and the related audited consolidated statements of comprehensive income (loss), changes in partners’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2022 and December 31, 2021, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto, and (ii) the unaudited condensed consolidated balance sheet (the “Interim Balance Sheet”) of the Company and its Subsidiaries as at September 30, 2023 (the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of comprehensive income (loss), changes in partners’ equity and cash flows of the Company and its Subsidiaries for the nine (9) months ended September 30, 2023 (collectively, the “Financial Statements”). The Financial Statements (including any notes thereto) are true, correct and complete in all material respects and have been (i) derived from and are consistent with the books and records of the Company and its Subsidiaries, (ii) prepared in accordance with GAAP consistently applied throughout the periods involved, and (iii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of the Company and its Subsidiaries at the dates, and for the periods, presented therein (subject in the case of unaudited statements, to changes resulting from normal year-end audit adjustments required by GAAP and to the absence of notes thereto).
(ii)The books and records of the Company and its Subsidiaries are true and correct in all material respects and in reasonable detail accurately and fairly reflect actual, bona fide transactions of the Company and its Subsidiaries. The Company and its Subsidiaries maintain and comply in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) the business of the Company and its Subsidiaries is operated, in all material respects, in accordance with management’s authorization and applicable Law and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.
(iii)Except as set forth in the Interim Balance Sheet, neither the Company nor any of the Company’s Subsidiaries has any liabilities, obligations, debts, commitments of any kind or nature (whether accrued, absolute, contingent, unliquidated or otherwise, due or to become due, matured or unmatured, known or unknown), except (i) for current liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business; (ii) for liabilities incurred since the Most Recent Balance Sheet Date that are permitted by this Agreement; (iii) as set forth on Section 4.07(c) of the Schedules; (iv) under an executory portion of a Contract that have not yet been performed (which liabilities do not arise from any tort, breach of Contractual Obligation or violation of any applicable Law).
(iv)Since the Most Recent Balance Sheet Date, all current assets and current liabilities have been managed by the Company and its Subsidiaries in the Ordinary Course of Business.
Section 1.0h.Absence of Certain Changes. Except as set forth in Section 4.08 of the Schedules, (i) Since the Most Recent Balance Sheet Date through the date of this Agreement, except for the transactions contemplated hereby, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the Ordinary Course of Business, (ii) since the Most Recent Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action which, if taken during the period from the date of this Agreement until the Closing Date, would have required the prior written consent of Purchaser under Sections 6.01, and (iii) since the Most Recent Balance Sheet Date through the date of this Agreement, there has not been any event, change, development, circumstance, state of facts, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.0i.Legal Proceedings. As of the date hereof, except as set forth on Section 4.09 of the Schedules there is no, nor has there been during the last three (3) years, any pending or, to the Knowledge of the Company, threatened in writing Proceeding (A) by or against the Company or any of the Company’s Subsidiaries, (B) regarding any of the properties or assets of the Company or any of the Company’s Subsidiaries, or (C) against any of the directors, managers or officers of the Company or any of the Company’s Subsidiaries in their capacity as such. Neither the Company nor any of the Company’s Subsidiaries has received any written communication that any Proceeding by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened as of the date hereof. During the last three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into any settlement that has resulted in a material loss to the Company or any of the Company’s Subsidiaries or involved any restrictions, limitations, or obligations on the Company or any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is subject to any outstanding Order. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or any its Subsidiaries that would materially delay, interfere with, challenge or make illegal or prevent the consummation of the transactions contemplated by this Agreement by the Company or any of its Subsidiaries or any of their respective Affiliates party to any Transaction Document.
Section 1.j.Compliance with Laws; Permits.
(i) (i) The Company and the Company’s Subsidiaries are, and during the last five (5) years have been, in compliance in all material respects with all Laws applicable to the Company or any of the Company’s Subsidiaries, respectively, including Anti-Corruption Laws and Global Trade Laws, (ii) during the last five (5) years, neither the Company nor any of the Company’s Subsidiaries has received or entered into any citations, complaints, consent orders, or other similar Orders, or received any written notice or other communication alleging any material failure to comply with any applicable Laws (including violation of any Anti-Corruption Laws and Sanctions by the Company or such Subsidiary).
(ii)The Company or the Company’s Subsidiaries legally hold, and are in compliance with, in all material respects, all Permits required by Law for the lawful conduct of their respective businesses as presently conducted and the ownership, use and operation of their respective properties and assets. Section 4.10(b) of the Schedules sets forth each material Permit held by the Company and any of its Subsidiaries and the holder thereof as of the date hereof. Each Permit of the Company and its Subsidiaries is valid and in full force and effect in all material respects. During the last three (3) years, no written notices have been received by the Company or any of its Subsidiaries, regarding (i) any material violation of or any failure to comply with the term or requirement of any Permit, or (ii) any Order, petition, objection or other pleading that materially impairs the validity of any Permit or which would reasonably be expected, if accepted or granted, to result in revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of in any material respect, any Permit applicable to the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Purchaser true, complete and correct copies of all written notices received by either the Company or any of its Subsidiaries in the last three (3) years alleging any material violation under any applicable Laws or Permits by the Company or any of its Subsidiaries.
(iii)Neither the Company nor any of the Company’s Subsidiaries, nor any of their officers, directors or employees, nor to the Knowledge of the Company, any Representative acting on behalf of the Company or its Subsidiaries, is currently, or has been in the past five (5) years: (i) a Restricted Party or organized, resident or located in a Sanctioned Country, or (ii) engaging in any dealings or transactions with, in, on behalf of, or for the benefit of any Restricted Party or any Sanctioned Country, in each case that would result in a material violation of Global Trade Laws.
(iv)Neither the Company nor any of the Company’s Subsidiaries has in the past five (5) years received any written notice from a Governmental Authority relating to any pending or threatened claims, investigations, formal charges, or proceedings involving suspected or confirmed, or been charged by a Governmental Authority with, material violations of any Anti-Corruption Laws or Global Trade Laws by the Company or any of its Subsidiaries.

(v)In the past five (5) years, neither the Company or any of its Subsidiaries, nor any of their Representatives acting on their behalf, has directly or indirectly made, offered, authorized or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or anything of value to any Person, private or public, regardless of what form, in violation of any Anti-Corruption Laws.
(vi)In the past five (5) years, the Company and its Subsidiaries have not conducted or initiated any internal investigations, or made any voluntary or involuntary disclosures to any Governmental Authorities, with respect to any alleged act or omission arising under or relating to any non-compliance with Global Trade Laws or Anti-Corruption Laws.
(vii)The Company utilizes effective controls procedures that are sufficient to provide reasonable assurances that violations of Anti-Corruption Laws and Global Trade Laws will be detected and prevented.
(viii)The Company's and each of its Subsidiary’s imports are not subject to antidumping duties, countervailing duties, or any quotas or visa requirements or, if subject to quotas or visa requirements, the Company's and each of its Subsidiaries have complied fully with all applicable quota and visa requirements.  Any claim that the Company or any of its Subsidiaries has made with respect to eligibility for preferential duty treatment for its imports complies in all material respects with applicable Laws.  Neither the Company nor any of its Subsidiaries has received notice of a fine or penalty, notice of seizure, notice of exclusion, notice of audit, or notice of duty advance from U.S. Customs and Border Protection (“CBP”) and has not been informed that it is subject to any investigation or review by CBP.  Neither the Company nor any of its Subsidiaries has any pending prior disclosure of apparent violation(s) of customs Laws, CBP ruling requests, protests of CBP action, or Proceedings relating to its imports and, to the Knowledge of the Company, no other action or restriction that could reasonably be expected to limit the Surviving Corporation’s or any if its Subsidiaries’ ability to continue import operations as currently conducted by the Company and its Subsidiaries is pending or threatened. The Company and each of its Subsidiaries has accurately reported the tariff classification, quantity, dutiable value, charges, country of origin, and other information required to be reported on customs entry documents and in response to requests for information (CBP Form 28) received from CBP and has complied in all material respects with all country of origin marking requirements applicable to its imports.
Section 1.k.Material Contracts.
(i)Section 4.11(a) of the Schedules sets forth a list as of the date of this Agreement of all of the following Contracts to which the Company or any of the Company’s Subsidiaries is a party that are in effect or otherwise contain any outstanding Contractual Obligations of the Company or any of the Company’s Subsidiaries (the “Material Contracts”):
(1)collective bargaining agreements or other similar Contracts with any labor union or other employee representative body representing any employee of the Company or any of its Subsidiaries;
(2)Contracts providing for the sale by the Company and/or its Subsidiaries of goods and/or services of more than $250,000 or the equivalent in other currencies;
(3)Contracts (other than such Contracts described in clause (xiv) below) providing for the purchase by the Company and/or its Subsidiaries of goods and/or services from third party vendors or suppliers of more than $250,000 or the equivalent in other currencies;

(4)Contracts with all Materials Customers and Materials Suppliers;
(5)Contracts that are not cancellable by the Company or any of its Subsidiaries on notice of ninety (90) days or fewer and expressly provide for aggregate annual payments by the Company or any of its Subsidiaries of greater than $500,000;
(6)joint venture, partnership, limited liability, profit sharing or other similar Contracts, except for distribution agreements and reseller agreements entered into in the Ordinary Course of Business and the legal documents by which the Company or any of its Subsidiaries establishes its legal existence or that govern its internal affairs;
(7)Contracts providing for the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line, or capital stock of any other Person since January 1, 2020 (whether by merger or other business combination, the purchase or sale of equity securities or assets or other similar transaction);
(8)each Contract for the settlement of any Proceeding pursuant to which the Company or any of its Subsidiaries is obligated to pay an amount greater than $250,000 or has other continuing obligations (other than customary confidentiality obligations);
(9)Contracts providing for the incurrence of outstanding Indebtedness, or creating any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries, other than purchase money security interests in connection with the acquisition of equipment with an aggregate value of less than $50,000;
(10)Third-Party Intellectual Property Licenses (other than non-exclusive licenses to customers entered into in the Ordinary Course of Business and/or generally commercially available “off-the-shelf” Software for a payment by the Company of less than $250,000) and any Contracts that otherwise relate to the development or ownership of Intellectual Property;
(11)Contracts (i) containing provisions that expressly limit, restrict or prohibit the Company or any of the Company’s Subsidiaries or other Affiliates from (A) acquiring any product or other asset or any services from any Person (e.g., exclusive purchase requirements), (B) selling any product or other asset to or performing any services for any Person, (C) soliciting for employment or engagement or hiring any Person, or (D) competing in any line of business, with any Person or in any geographic area, or exploiting any Intellectual Property owned by the Company or any of the Company’s Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries agrees to provide “most favored nation” status to any Person;
(12)All Contracts that provide for any minimum purchase obligations or requirements-based purchases;
(13)leases or subleases under which the Company or any of the Company’s Subsidiaries lease or occupy Leased Real Property (the “Leases”);
(14)any Contract for the employment or services of any director, officer, employee or independent contractor of the Company or one of its Subsidiaries providing annual base salary or fees in excess of $150,000, other than Contracts terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any liability;
(15)any Contract under which (A) any Person (other than any of the Company’s Subsidiaries) has directly or indirectly guaranteed any material liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any material liabilities or obligations of any other Person (other than any of the Company’s Subsidiaries);
(16)Contracts with any Governmental Authority (other than Permits);
(17)all Contracts for the sale or purchase of real estate;
(18)all franchise or other similar Contracts or arrangements with dealers pursuant to which the amount of Company Products purchased or sold in the last 12 months exceeds $250,000;
(19)all Contracts providing for earn-outs, contingent payments or any other type of similar payment payable by or to the Company or any of its Subsidiaries with outstanding obligations as of the date hereof that are already payable or may become payable;
(20)all Contracts which (A) grant any Person any rights of first refusal, rights of first negotiation or similar rights or (B) contains any material indemnification obligations of the Company or any of its Subsidiaries outside of the Ordinary Course of Business;
(21)all Contracts requiring future capital expenditures of the Company or any of its Subsidiaries in excess of $250,000 individually or in the aggregate;
(22)all Contracts with (x) any Related Party and (y) to the Knowledge of the Company, any Affiliate of any of the Persons referred to in clauses (a) and (b) of the definition of Related Party;
(23)all current Insurance Policies;
(24)Contracts (or a series of related Contracts) pursuant to which the Company or any of its Subsidiaries has agreed to acquire, or lease or sublease (as a lessee) any property or tangible asset (other than in the Ordinary Course of Business) for an annual amount in excess of $100,000; or
(25)Contracts including options, to sell or lease (as lessor) any property or tangible asset (other than in the Ordinary Course of Business) of the Company or any of its Subsidiaries for an annual amount in excess of $100,000.
(ii)Each Material Contract is valid and binding on the Company and any of the Company’s Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, are not in material breach of, material default or material violation under, any of such Material Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a material breach, material default or material violation. Neither the Company nor any of the Company’s Subsidiaries has received written notice nor, to the Knowledge of the Company, oral notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or material default under any Material Contract on the part of the Company or any of the Company’s Subsidiaries under any such Material Contract. A true, correct and complete copy of each Material Contract required to be disclosed on Section 4.11(a) of the Schedules as of the date hereof has been made available by the Company to Purchaser.
Section 1.l.Intellectual Property; Data Security and Privacy.
(i)Section 4.12(a) of the Schedules sets forth, as of the date hereof, an accurate and complete list of all United States and foreign issued Patents, pending Patent applications, registered Trademarks, pending applications for registration of Trademarks, material unregistered Trademarks, registered Copyrights, pending applications for registration of Copyrights, Company Software, social media identifiers, and registered domain names, in each case, owned by the Company or any of the Company’s Subsidiaries (the foregoing being, collectively, the “Owned Company Intellectual Property”). Section 4.12(a) of the Schedules lists (x) the record owner of each such item of Owned Company Intellectual Property and (y) the jurisdictions in which each such item of Owned Company Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Owned Company Intellectual Property has been filed. No registrations or applications for material Owned Company Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a good faith business judgment to permit such registrations or applications to expire, be canceled, or become abandoned. Each item of Owned Company Intellectual Property (other than unregistered Intellectual Property and applications therefor) is subsisting and, to the Knowledge of the Company, valid and enforceable.
(ii)The Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use, all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All material Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Liens).
(iii)The conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) does not infringe, violate or constitute misappropriation, and has not at any time during the past three (3) years infringed, violated or constituted misappropriation, of any Intellectual Property of any third Person in any material respect. Neither the Company nor any Company Subsidiary is currently, nor has the Company nor any Company Subsidiary been in the past three (3) years, a party to any Proceeding alleging infringement or misappropriation of any Intellectual Property of any Person or breach of any material Third-Party Intellectual Property License that has not been resolved. During the past three (3) years, neither the Company nor any Company Subsidiary has received any written, nor to the Knowledge of the Company, oral threat or notice alleging infringement or misappropriation of any Intellectual Property owned by a third Person or that contests the validity, ownership or right of the Company or any Company Subsidiary to exercise any rights in the Company Intellectual Property.
(iv)To the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by the Company or its Subsidiaries.
(v)The Company and the Company’s Subsidiaries (i) have taken commercially reasonable measures to protect the confidentiality of the Intellectual Property of the Company and its Subsidiaries, and (ii) require every employee and contractor of the Company or any of the Company’s Subsidiaries who creates or develops material proprietary Intellectual Property on behalf of the Company or any of the Company’s Subsidiaries, to assign to the Company or such Company Subsidiary all of such employee’s or contractor’s, as applicable, rights in such Intellectual Property that do not vest in the Company or such Company Subsidiary by operation of law. To the Knowledge of the Company, and except as set forth on Section 4.12(e) of the Schedules, there has not been any unauthorized access or misappropriation of any of the Company’s Intellectual Property.
(vi)No Software owned by the Company or any Company Subsidiary (“Company Software”) incorporates, is comprised of, or is distributed with, any Publicly Available Software, or is otherwise subject to the provisions of any “open source” or third party license agreement, that would reasonably be expected to require or condition the use or distribution of such Company Software or a portion thereof on the disclosure, licensing, or distribution of any source code for any portion of such Company Software.
(vii)Neither the Company nor any of its Subsidiaries has disclosed to any escrow agent or other third party, or agreed to disclose to any third party, any source code of any Company Software, other than disclosures to (i) employees, independent contractors or consultants who are subject to confidentiality obligations with respect thereto and (ii) customers of the Company and its Subsidiaries in the ordinary course of business.
(viii)All current Software (including Company Software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment material to the conduct of the business of the Company and its Subsidiaries both for internal purposes and for the Company’s customers, including current Company Products (collectively, the “Company IT Assets”) (a) have been properly maintained, in all material respects, by technically competent personnel, in accordance with applicable standards set by manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use, (b) operate and perform in all material respects in accordance with their documentation and functional specifications, and (c) in the two (2) years prior to the date hereof, have experienced no material failures, breakdowns or continued substandard performance of the Company IT Assets that have caused any material disruption or material interruption in or use of the Company IT Assets as a whole or with respect to any material portion thereof. The Company and its Subsidiaries have, in all material respects, purchased a sufficient number of rights for all Software currently used by the Company and its Subsidiaries in such operations. To the Knowledge of the Company, the Company IT Assets do not contain any Malicious Code. The Company and each of its Subsidiaries apply industry standard tools designed to identify and eliminate Malicious Code included in the Company Software.
(ix)The Company and its Subsidiaries comply, and during the past three (3) years have complied, in all material respects, with all Privacy and Information Security Requirements. Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any other Person has received any written notice, allegation, complaint, or other communication from any Governmental Authority or any other Person regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company or its Subsidiaries. To the Knowledge of the Company, there is no pending investigation or audit by any Governmental Authority, payment card association or other private party regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company or its Subsidiaries.
(x)The Company and its Subsidiaries have implemented and maintain an information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the Company IT Assets and the data stored therein (including Personal Data) from loss, damage, misuse or unauthorized use, access, modification, destruction or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and has at all times in the past three (3) years conformed, in all material respects to the Privacy and Information Security Requirements. The Company and its Subsidiaries have in place a commercially reasonable written disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company as currently conducted without material disruption to, or material interruption in, the conduct of the business of the Company as currently conducted.
(xi)Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Person Processing Personal Data on the Company’s or any of its Subsidiary’s behalf, has suffered a Data Incident. To the Knowledge of the Company, there has been no unauthorized or illegal use of or access to any Personal Data. No Company or Subsidiary of the Company has notified, or been required to notify, any Person of any Data Incident.
(xii)The Company and its Subsidiaries have obtained all required consents and satisfied all other requirements (including, but not limited to, notification to, or registration with, any Governmental Authority), necessary for the Company’s and its Subsidiaries’ Processing (including international and onward transfer) of all Personal Data in connection with the consummation of the transactions contemplated hereunder. Neither the Company or any of its Subsidiaries is subject to any Privacy and Information Security Requirement that, following the Closing, would prohibit the Surviving Company or any of its Subsidiaries from receiving or using data or Personal Data in the manner in which the Company or any of its Subsidiaries receives and uses such data or Personal Data prior to the Closing.
(xiii)All vendors, processors, subcontractors and other Persons acting for or on behalf of the Company or its Subsidiaries in connection with the Processing of Personal Data or that otherwise have been authorized to have access to Company IT Assets or Personal Data in the possession or control of the Company or its Subsidiaries is, to the extent required by applicable Privacy Laws, subject to reasonable Contract requirements regarding the Processing of Personal Data and, to the Knowledge of the Company, during the past three (3) years, have complied with all Privacy and Information Security Requirements.
Section 1.m.Employee Benefits Matters.
(i)Section 4.13(a) of the Schedules contains a true, correct and complete list of each material Plan. The Company has made available to Purchaser correct and complete copies, as applicable, of (i) each Plan, including any amendments thereto (or, if not reduced to writing, a written summary of all material terms); (ii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect to each Plan (if such report was required); (iii) the most recent summary plan description for each Plan for which summary plan description is required by Law, including any summary of material modifications thereto; (iv) any material and non-routine correspondence with any Governmental Authority concerning any Plan within the preceding three (3) years; (v) all IRS Forms 1094-C and 1095-C together with IRS confirmations of filings for all years for which such forms were required to be filed and provided to employees; (vi) the ERISA bond currently in effect; (vii) Contracts and arrangements related to each Plan, including trust agreements or other funding arrangements, insurance policies and certificates; (viii) for each Pension Plan, the most recent favorable IRS determination letter or opinion letter relating to such Plan’s qualification; and (ix) non-discrimination testing for the three (3) most recently completed Plan years.
(ii)Each Plan and related trust, if applicable, has been established, maintained, funded and administered in all material respects in compliance with its terms and all applicable Laws. There are no material pending or, to the Knowledge of the Company, threatened claims

(other than claims for benefits in the Ordinary Course of Business), audits or proceedings with respect to any Plans. There have been no material nonexempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or material breaches of fiduciary duty with respect to any Plan. The Company and its Subsidiaries do not have material liability for, and no Plan provides or promises, any post-employment or post-retirement medical, life or similar benefits (whether insured or self-insured) to any current of former director, officer, employee or other service provider (other than coverage mandated by applicable Law, including COBRA, at the sole expense of the applicable individual).
(iii)All Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Pension Plan”) have received a favorable determination letter from the IRS or are entitled to rely on a favorable determination letter from the IRS, or have filed a timely application therefor and, to the knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect the qualification of such Pension Plan. No Plan is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (or similar provisions under non-U.S. law), (ii) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) an employee stock ownership plan described in Section 4975(e)(7) of the Code.
(iv)Neither the Company nor any Company Subsidiary has any obligation to “gross-up”, indemnify or make any other similar payment to any current or former employee or other current or former service provider of the Company or any Company Subsidiary with respect to any Tax imposed under Section 4999 or 409A of the Code. All Options have an exercise price that was determined by the Company to be not less than the fair market value of the Company’s stock on the date of each Option grant.
(v)Neither the Company, nor any Company Subsidiary, nor any other entity, trade or business that, together with the Company or any Company Subsidiary, is or was a member of a group described in Section 414 of the Code, or which is or was under common control of the Company or any Company Subsidiary within the meaning of Section 4001(b) of ERISA, has incurred or would reasonably be expected to incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is subject to a Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA, and no event has occurred that has resulted in or would reasonably be expected to subject the Company or any Company Subsidiary to a Tax under Section 4971 of the Code. Except as set forth in Section 4.13(e) of the Schedules, neither the Company nor any Company Subsidiary has incurred any material excise Taxes under Chapter 43 of the Code with respect to any Plan, and nothing has occurred with respect to any Plan that would reasonably be expected to subject the Company or any Company Subsidiary to any such Taxes.
(vi)Except as set forth in Section 4.13(f) of the Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, require the security of benefits under or result in any other obligation pursuant to, any Plans, Contracts, plans or arrangements, (ii) result in the forgiveness of indebtedness, or (iii) result in the payment or creation of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.
(vii)Without limiting the generality of the foregoing, each Plan primarily covering employees located outside of the United States (a “Foreign Plan”) (i) is in compliance in all material respects with all applicable Laws thereto and the respective requirements of such Foreign Plan’s governing documents, (ii) if such Foreign Plan is intended to receive favorable Tax treatment under applicable Tax Laws, has been qualified, registered or similarly determined to satisfy the requirements of such Tax Laws, if applicable, and (iii) no Foreign Plan has any material unfunded liabilities nor are such liabilities reasonably expected to occur in connection with the transactions contemplated hereby.
Section 1.n.Labor.
(i)Neither the Company nor any of its Subsidiaries is a party to, or bound by, or negotiating, any collective bargaining agreement or collective bargaining relationship with any labor union or other employee representative body. There are no current (i) and in the last two (2) years there have been no, strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or (ii) unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no union organizing activities are underway with respect to the Company or any of its Subsidiaries nor have any such activities occurred in the last two (2) years.
(ii)In the last two (2) years, neither the Company nor any of its Subsidiaries have implemented any “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (the “WARN Act”) and, to the Knowledge of the Company, neither the Company nor its Subsidiaries has any plans to undertake any action that would trigger the WARN Act.
(iii)Except as set forth on Section 4.14(c) of the Schedules, the Company and its Subsidiaries is and in the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees, E-Verify obligations, and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, leaves, child labor, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.
(iv)Except as set forth on Section 4.14(d) of the Schedules, there is no Proceeding against the Company or any of its Subsidiaries pending, or to any Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator, in connection with the employment or engagement of any current or former applicant, employee, consultant, volunteer, intern or individual independent contractor of the Company or any Subsidiary.
(v)The Company and its Subsidiaries are not a party to a settlement agreement with a current or former officer, employee or individual independent contractor of the Company or its Subsidiaries that involves allegations relating to discrimination or sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of manager or above. In the last three (3) years, there have been no written or, to the Knowledge of the Company, non-written material allegations of discrimination or sexual harassment made against any officer or employee of the Company or its Subsidiaries.

(vi)Section 4.14(f)(i) of the Schedules sets forth (i) all current employees of the Company and its Subsidiaries as of the date hereof, and (ii) for each individual described in clause (i), (A) the individual’s employer, title or position, hire date, base salary or hourly rate, aggregate compensation (including base salary/rate and commission, bonus or other incentive-based compensation), active or inactive status (and, if inactive, the reason for such status (FMLA, etc.)), (B) the fringe benefits provided to each such individual, and (C) whether an employee has exempt or non-exempt status. Section 4.14(f)(ii) of the Schedules contains a list of all individual independent contractors or consultants of the Company or its Subsidiaries as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, individual independent contractors or consultants of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in the Ordinary Course of Business).
(vii)As of the date hereof, to the Knowledge of the Company, no current executive officer of the Company has given notice of termination of employment or otherwise disclosed in writing plans to terminate his or her employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof.
Section 1.o.Tax Matters.
(i)Tax Returns. Except as set forth on Section 4.15(a) of the Schedules, (i) the Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all Income Tax and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete, and correct in all material respects, (ii) the Company and each of its Subsidiaries have duly and timely paid (taking into account applicable extension of time to file) all material Taxes owed by it (whether or not shown as due on any Tax Return); (iii) neither the Company nor any of its Subsidiaries has consented to waive any statute of limitations or otherwise extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is still in effect, other than (A) in connection with any ongoing Tax examination or (B) in connection with any extension of time to file a Tax Return obtained in the Ordinary Course of Business; and (iv) the Company and each of its Subsidiaries have paid, or have adequately reserved on the face of the Financial Statements (as opposed to the notes thereto and in accordance with GAAP) for the payment of, all Taxes that are required to be paid through the Most Recent Balance Sheet Date.
(ii)Withholding Taxes Paid. Except as set forth on Section 4.15(b) of the Schedules, the Company and each of its Subsidiaries has properly and timely paid and withheld with respect to their employees, independent contractors, creditors, customers, shareholders or other parties (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld in connection with amounts paid by the Company and its Subsidiaries to such Persons, and each of the Company and its Subsidiaries has complied in all material respects with all associated information reporting and backup withholding provisions of applicable Law, including with respect to IRS Form W-2 and 1099.
(iii)No Audits; Jurisdictions. Except as set forth on Section 4.15(c) of the Schedules, as of the date of this Agreement, no deficiencies, proposed adjustments, audits, or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. As of the date of this Agreement, no written claim has ever been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.
(iv)Spin-offs. During the last two (2) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.
(v)No Reportable Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Section 6707A of the Code.
(vi)Tax Agreements; Tax Holidays. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, allocation or indemnification agreement or obligation, or Tax gross-up agreement or obligation, other than any such agreement or obligation the primary purpose of which is unrelated to Taxes or that is solely among the Company and its Subsidiaries; (ii) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any other combined, unitary, or similar group defined under a similar provision of state, local, or non-U.S. Law) filing a consolidated federal Income Tax Return, other than a group the common parent of which was the Company or its Subsidiaries, or (iii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday, or similar arrangement or agreement with any Tax authority.
(vii)No Liens. There are no Liens with respect to Taxes upon any asset of the Company or any of its Subsidiaries other than Permitted Liens.
(viii)No Income Inclusion/Exclusion. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change made prior to the Closing in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) use prior to the Closing of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law) executed prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into or created prior to the Closing, (v) installment sale or open transaction disposition made prior to the Closing other than in the Ordinary Course of Business, or (vi) prepaid amount received prior to the Closing other than in the Ordinary Course of Business.
(ix)No Changes. Since December 31, 2022, neither the Company nor any of its Subsidiaries has (i) made (outside the Ordinary Course of Business), changed or revoked any material Tax election, (ii) elected or changed any method of accounting for Tax purposes (outside the Ordinary Course of Business) or Tax accounting period, (iii) filed any material Tax Return in a manner inconsistent with past practice or amended any material Tax Return, (iv) surrendered any right to, or filed any claim for, a Tax refund, (v) settled any audit proceeding in respect of material Taxes, or (vi) entered into any Contract or agreement in respect of a material amount of Taxes with any Governmental Authority, including an extension or waiver of an applicable statute of limitations for any Tax claim or assessment (other than a Contract the purpose of which is not primarily related to Taxes).
(x)Company’s Status. The Company is, and at all times since formation has been, properly treated as a C corporation for United States federal, state, and local Income Tax purposes.

(xi)Neither the Company nor any of its Subsidiaries has material escheat or unclaimed property liability.
Section 1.p.Real Property.
(i)Section 4.16(a) of the Schedules sets forth a list of all real property (and the addresses thereof) owned by the Company or one of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries owns and has good, valid and marketable fee simple title, free and clear of all Liens (other than Permitted Liens), to all of its Owned Real Property.
(ii)Section 4.16(b) of the Schedules sets forth, as of the date hereof, a list of all material real property leased or subleased to or by the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). To the Knowledge of the Company, the Company or a Subsidiary of the Company has a valid leasehold interest in all of its Leased Real Property, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens).
(iii)The Real Property constitutes all of the real property used or occupied by the Company or any of its Subsidiaries that relates to or is used in and material to the business of the Company and its Subsidiaries as currently conducted.
(iv)There are no leases, subleases, licenses, concessions or other contractual obligations entered into by the Company granting to any Person other than a Subsidiary the right of use or occupancy of all or any material portion of the Owned Real Property other than Permitted Liens.
(v)Except as set forth in Section 4.16(e) of the Schedules, the Company or a Subsidiary are in sole possession of the Leased Real Property and have not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any Person all or any portion of its respective interest in any of the Leases or the right to use or occupy such Leased Real Property other than Permitted Liens.
(vi)No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. Neither the Company nor any Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property except as may be set forth in the applicable Lease.
(vii)Neither the condition, nor the use of the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property, by the Company or its Subsidiaries, contravenes or violates any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable Law relating to the use or operation of the Real Property which such contravention or violation would, individually or in the aggregate, reasonably be expected to be material to the Company or the applicable Subsidiary.
(viii)No eminent domain or condemnation Proceeding is pending or threatened in writing that would preclude or materially impair the use of any Owned Real Property or Leased Real Property.
(ix)As of the date hereof, there are no pending property insurance claims with respect to any Owned Real Property or any portion thereof, or to the Knowledge of the Company, any Leased Real Property or any portion thereof. As of the date hereof, neither the Company nor any

Subsidiary has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof notifying the Company or any Subsidiary that the failure to perform any material repairs or alterations of any defects or inadequacies in such Real Property would materially adversely affect the insurability of the Real Property or result in a material increase of the premiums for the insurance thereof.
Section 1.q.Insurance. All material policies or binders of all insurance held by or on behalf of the Company and the Company’s Subsidiaries or with respect to which the Company or any Subsidiary of the Company is a named insured or otherwise the beneficiary of coverage, other than insurance policies relating to any Plan (collectively, the “Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and neither the Company nor any of the Company’s Subsidiaries is in material breach or default with respect to any such policy or binder, and (b) valid, enforceable and in effect in accordance with their terms. All premiums due on the Insurance Policies have been paid in full in accordance with the payment terms of each such policy. No Insurance Policy is subject to any lapse in coverage and, to the Knowledge of the Company, each Insurance Policy is provided by a financially solvent carrier. Neither the Company nor any of the Company’s Subsidiaries, has (i) failed to give any notice or present any material claim under any Insurance Policy as required by the terms thereof, or (ii) received written notice of (A) actual or threatened material modification, material premium increase or termination of any Insurance Policy, other than increases in connection with the Company’s annual renewal process, or (B) cancellation or non-renewal of any Insurance Policy, other than in connection with renewals in the Ordinary Course of Business. There are no material claims by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been denied by the underwriters of such Insurance Policy.
Section 1.r.Environmental Matters.
(i)Except as set forth on Section 4.18(a) of the Schedules, the Company and the Company’s Subsidiaries are, and at all times during the past five (5) years have been, in material compliance with all applicable Environmental Laws, including obtaining, maintaining and materially complying with all material Permits required under Environmental Laws for the occupation of their respective real property or Facilities and operation of their respective businesses (the “Environmental Permits”).
(ii)There is no Proceeding, claim, notice, Order, request for information, complaint, or penalty relating to or arising under any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries, the subject of which is unresolved. Neither the Company nor any of the Company’s Subsidiaries has an outstanding obligation pursuant to any Proceeding, claim, notice, Order, settlement, judgment, injunction, decree, request for information, complaint, or penalty relating to or arising under any Environmental Law or Environmental Permit.
(iii)There has been no Release of Hazardous Materials at, on, under or from any location including the Owned Real Property, the Leased Real Property or any other real properties or Facilities formerly owned, operated, or leased by the Company or any of the Company’s Subsidiaries that would result in material liability to the Company or any of the Company’s Subsidiaries under any Environmental Laws or Environmental Permits.
(iv)Neither the Company nor the Company’s Subsidiaries have assumed, whether contractually or by operation of Law, or agreed to provide indemnity against any liability of any other Person under or relating to any Environmental Law.

(v)The Company has made available to Purchaser true and complete copies of all environmental assessments, reports, audits and compliance reviews in its possession concerning the Company and the Company’s Subsidiaries, the Owned Real Property or the Leased Real Property relating to (i) compliance with Environmental Laws, or (ii) the Release of Hazardous Materials.
Section 1.s.Interested Party Transactions. Except for (a) advances, payments or reimbursements to employees, officers and/or directors for expenses incurred in the Ordinary Course of Business, (b) any Contracts or payments in connection with employment arrangements with any employee or officer of the Company or its Subsidiaries, (c) any benefits under any Plan, (d) any Company Shares or Options or any Contracts relating to any of the foregoing (including the Company Equity Plan and any Option agreements), (e) any non-competition, non-solicitation or other restrictive covenant agreements in favor of the Company or its Subsidiaries and (f) as set forth on Section 4.19 of the Schedules, no Related Party, nor to the Knowledge of the Company, any Affiliate of any of the Persons referred to in clauses (a) and (b) of the definition of Related Party, (i) is a party to any Contract with or binding upon the Company or any of its Subsidiaries, (ii) owns or during the past three (3) years, has owned, directly or indirectly, any interest in any property or assets (tangible or intangible) owned, leased or used by the Company or any of its Subsidiaries (other than any indirect interests therein by virtue of ownership of direct or indirect equity interests in the Company), (iii) owns or during the past three (3) years, has owned, any direct or indirect equity securities (other than ownership of two percent (2%) or less of any class of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person that provides or receives, or has provided or received, services, assets, products, resources or facilities to or from the Company or any of its Subsidiaries, as applicable, including, without limitation, any customer, supplier, lessor, lessee, lender or competitor of the Company or any of its Subsidiaries, (iv) has been competing with the Company or any of its Subsidiaries, or (v) has owed any money to, has been owed any money by, or has otherwise guaranteed or provided any credit support for any liability of the Company or any of its Subsidiaries.
Section 1.t.Brokers and Other Advisors. Except for the Bankers’ Fees, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company’s Subsidiaries.
Section 1.u.Material Customers and Suppliers.
(i)Section 4.21(a) of the Schedules lists the ten (10) largest customers of the Company and its Subsidiaries for (i) the fiscal year ended December 31, 2022 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries for the fiscal year), and (ii) for the nine (9) month period ending on September 30, 2023 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries for the nine (9) month period then ended) (the “Material Customers”). Neither the Company nor any Subsidiary has received any written notice from a Material Customer, threatening or indicating an intention to, terminate, not renew (to the extent renewable) or materially modify the terms of any Contract between the Company and/or any Company Subsidiary, on the one hand, and such Material Customer, on the other hand, and to the Knowledge of the Company, no Material Customer intends to take any such action. Since January 1, 2022, no (i) Material Customer has materially modified or reduced, canceled or terminated its relationship with the Company or any of its Subsidiaries and (ii) material dispute exists, or has arisen, with respect to any Material Customer.
(ii)Section 4.21(b) of the Schedules lists the ten (10) largest suppliers of the Company and its Subsidiaries for (i) the fiscal year ended December 31, 2022 (determined on the basis of aggregate purchases and/or payments made by the Company and its Subsidiaries for the fiscal year), and (ii) for the nine (9) month period ending on September 30, 2023 (determined on the basis of aggregate purchases and/or payments made by the Company and its Subsidiaries for the nine (9) month period then ended) (the “Material Suppliers”). Neither the Company nor any Subsidiary has received any written notice from a Material Supplier, threatening or indicating an intention to, terminate, not renew (to the extent renewable) or materially modify the terms of any Contract between the Company and/or any Company Subsidiary, on the one hand, and such Material Supplier, on the other hand, and to the Knowledge of the Company, no Material Supplier intends to take any such action. Since January 1, 2022, no (i) Material Supplier has materially modified or reduced, canceled or terminated its relationship with the Company or any of its Subsidiaries and (ii) material dispute exists, or has arisen, with respect to any Material Supplier.
Section 1.v.Company Products, Warranties and Related Matters.
(i)Each Company Product has been in conformity and compliance with, and designed and manufactured in accordance with, (i) all applicable Laws, all applicable Contractual Obligations and all warranties (whether express or implied), and (ii) any specifications set forth on or in the packaging of or for, or in any manual, instructions or other materials for, such Company Product, in each case, in all material respects.
(ii)There are no material Proceedings pending or, to the Knowledge of the Company, threatened for or relating to injury to any Person or property as a result of the sale, distribution, delivery, development or manufacture of any Company Product by or on behalf of the Company or its Subsidiaries, including any claims arising out of the defective or unsafe nature of any Company Product or any other product liability Proceeding, and, in the past three (3) years, no such Proceeding has been pending or, to the Knowledge of the Company, threatened. In the past three (3) years, there have been no recalls of any Company Product, and there are not any pending requests for any recall of any Company Product nor any investigation, request for information or customer complaint that would reasonably be expected to result in a recall or a request for a recall with respect to any Company Product.
Section 1.w.Indebtedness; Guarantees.
(i)As of the date of this Agreement, all Indebtedness of the Company and its Subsidiaries is set forth in Section 4.23(a) of the Schedules. For each item of Indebtedness, Section 4.23(a) of the Schedules correctly sets forth, as of the date of this Agreement, the debtor, the Contractual Obligations governing the Indebtedness, and, as of the Most Recent Balance Sheet Date, the principal amount and accrued but unpaid interest of the Indebtedness.
(ii)Section 4.23(b) of the Schedules contains a list of all Contractual Obligations pursuant to which any Person (other than the Company or any of its Subsidiaries) has guaranteed any Indebtedness or other liabilities of the Company or any of its Subsidiaries.
Section 1.x.Assets. The Company and its Subsidiaries have good and valid title to, or, in the case of personal property held under a lease or other Contractual Obligation, a valid leasehold interest in, or adequate rights to use, all of the material personal properties, rights and assets (whether real or personal, tangible or intangible) used or held in connection with the conduct of the businesses of the Company and its Subsidiaries (collectively, the “Assets”), including all Assets reflected in the Interim Balance Sheet or acquired after the Most Recent Balance Sheet Date, except: (a) to the extent the enforceability of any such leases or other Contractual Obligations may be limited by the Bankruptcy and Equity Exception; and (b) for Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business. Neither the Company’s nor any of its Subsidiaries’ interest in such Assets is subject to any Lien other than a Permitted Lien. The Assets are suitable for the purposes for which they are intended and in good operational condition and repair, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, and are adequate to be used for the purposes for which they are currently used in the manner they are currently used, in each case, in all material respects. The Assets which are tangible properties are free of any material structural or engineering defects, and there has not been any material interruption of the businesses of the Company and its Subsidiaries due to inadequate maintenance or obsolescence of the Assets which are tangible properties. None of the Assets which are personal or movable properties are located other than at the Real Property. The Assets constitute all of the material properties and assets required to enable the businesses of the Company and its Subsidiaries to be conducted immediately after the Closing in the same manner as the business of the Company and its Subsidiaries has been currently conducted.
Section 1.y.Accounts Receivable. The accounts receivable reflected on the interim financial statements referenced in Section 4.07, net of allowances for bad debt reserved on the Interim Balance Sheet, and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business, and (b) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.
Section 1.z.Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the interim financial statements referenced in Section 4.07 hereof, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis. The current inventory of the Company and its Subsidiaries constitutes sufficient quantities of each item of inventory for the normal operation of the Company and its Subsidiaries’ business in accordance with past practice and are not excessive.
Section 1.aa.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND MERGER SUB
Each of Purchaser and Merger Sub hereby represents and warrants to the Company as follows:
Section 1.0a.Organization. Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to (a) have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby or (b) cause a material delay in the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby (each of clauses (a) and (b), a “Purchaser Material Adverse Effect”).
Section 1.0b.Authority/Binding Effect. Each of Purchaser and Merger Sub has all requisite limited liability company or corporate power and limited liability company or corporate authority to execute and deliver this Agreement, any Transaction Document and to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement (and each Transaction Document at or prior to Closing) by each of Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action on the part of Purchaser or Merger Sub, as the case may be, and no other action, corporate, limited liability company or otherwise, on the part of Purchaser or Merger Sub or their respective members or stockholders is required to authorize the execution, delivery and performance hereof or thereof by Purchaser or Merger Sub, and the consummation of the transactions contemplated hereby or thereby, except for filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming that this Agreement has been duly authorized, executed and delivered by the Company and Equityholders’ Representative, constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.
Section 1.0c.Consents and Approvals/No Violation.
(i)Assuming the truth and accuracy of the representations and warranties set forth in Section 4.03(a), the execution and delivery of this Agreement and any Transaction Document by each of Purchaser and Merger Sub do not, and the performance by each of Purchaser and Merger Sub of this Agreement or any Transaction Document and the consummation of the transactions contemplated hereby or thereby will not, require Purchaser, Merger Sub or any of their respective Affiliates to obtain any Consent from any Governmental Authority (including, for the avoidance of doubt, pursuant to any Foreign Antitrust Law), except (i) for compliance with the applicable requirements, if any, of the HSR Act, and (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Purchaser or Merger Sub is qualified to do business.
(ii)Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the required Consents described in Section 5.03(a), the execution and delivery of this Agreement by each of Purchaser and Merger Sub do not, and the performance of this Agreement or any Transaction Document by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with or violate the Organizational Documents, in each case as currently in effect, of Purchaser or Merger Sub, (ii) violate or conflict with any Law or Order applicable to Purchaser or Merger Sub or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or permit to which the Purchaser or Merger Sub is a party or by or to which Purchaser or Merger Sub or any of their respective properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 1.0d.Absence of Proceeding. As of the date of this Agreement, (a) there is no Proceeding pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser or Merger Sub or affecting any of their respective properties or assets which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect and (b) neither Purchaser nor Merger Sub is a party to or subject to, or in default under, any Order that would reasonably be expected to have a Purchaser Material Adverse Effect.
Section 1.0e.Pending Transactions. Neither Purchaser nor any of its Affiliates are party to any transaction pending or contemplated to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, Consents, Orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or (c) delay the consummation of the transactions contemplated hereby.
Section 1.0f.Sufficient Funds. Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder.
Section 1.0g.Merger Sub. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities other than in connection with its formation and the transactions contemplated by this Agreement. Merger Sub is a wholly owned direct or indirect Subsidiary of Purchaser. Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the direct or indirect holders of any class or series of capital stock or equity security of Purchaser or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.
Section 1.0h.Solvency. Assuming the accuracy of the representations and warranties in Article IV and that the Company has complied in all material respects with the covenants and agreements required to be performed on or prior to the Closing, immediately after giving effect to the Closing, Purchaser and its subsidiaries, taken as a whole, shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or its Affiliates. In connection with the Contemplated Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay such debts as they become absolute and matured.
Section 1.0i.Acquisition of Interests for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger and the transactions contemplated by this Agreement. Purchaser confirms that the Company has made available to Purchaser and Purchaser’s Representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries that Purchaser has requested and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, businesses, financial conditions, documents, information and records. Purchaser is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Purchaser understands and agrees that the Surviving Corporation Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 1.j.Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Purchaser or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation from (i) the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, or (ii) the Equityholders or any of their respective Affiliates or Representatives in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE 6

COVENANTS
Section 1.0a.Conduct of Business. Except as otherwise set forth on Section 6.01 of the Schedules, as required by Law, as permitted or required by this Agreement or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each Subsidiary to, (a) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business, (b) use commercially reasonable efforts to maintain their respective properties and assets and preserve their current relationships with customers, employees, suppliers and others having business dealings with them, (c) maintain their books and records in the Ordinary Course of Business, and (d) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the business of the Company and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise set forth on Section 6.01 of the Schedules, as required by Law or as permitted or required by this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall not, and the Company shall cause each Subsidiary not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:
(i)amend the Organizational Documents of the Company or any Subsidiary;
(ii)alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries, or create or form any Subsidiary or adopt a plan or agreement of complete or partial bankruptcy, liquidation, dissolution, restructuring, merger, consolidation, recapitalization, reorganization or the like;
(iii)issue, reissue, sell, dispose of or pledge, or authorize or propose the issuance, reissuance, sale, disposition or pledge of, any equity securities, including shares of capital stock of any class or series, or any securities convertible into capital stock of any class or series (other than upon exercise or settlement of Options outstanding on the date of this Agreement) of the Company or any Subsidiary, or grant or enter into, or authorize the granting or entering into of, any rights, warrants, options, Contracts or commitments with respect to the issuance of such equity securities or capital stock or convertible securities or amend any terms of any such right, warrant, option, Contract or commitment;
(iv)declare, set aside or pay any dividend or other distribution of assets in respect of any class or series of its equity securities or capital stock, in each case, other than dividends and distributions by a Subsidiary to the Company or another Subsidiary of the Company;
(v)adjust, split, combine, redeem, subdivide, reclassify, shares of its capital stock, as the case may be, or any option, warrant, convertible security or right relating thereto;
(vi)(i) except in the Ordinary Course of Business and in an amount not to exceed $100,000 in the aggregate, sell, lease, transfer, license, sublicense or otherwise dispose of or assign any of its personal properties, assets or rights, other than (A) sales, leases, or licenses or other dispositions of Company Products or inventory in the Ordinary Course of Business, or (B) disposition of obsolete equipment, scrap and similar items in the Ordinary Course of Business; (ii) permit, allow or suffer any of its personal properties or assets to be subjected to any Lien, other than Permitted Liens; (iii) acquire any personal properties or assets in an amount in excess of $100,000 in the aggregate, other than acquisitions in the Ordinary Course of Business; or (iv) lease any material personal property, other than renewals of existing leases in the Ordinary Course of Business;
(vii)create, incur, assume or guarantee any Indebtedness, except pursuant to existing Contractual Obligations set forth in Section 4.23;
(viii)cancel or compromise any material liability owing to the Company or any of its Subsidiaries;
(ix)change any of the Accounting Policies, tax principles, practices or methods, or any material financial reporting principles, practices or methods, in each case, used by the Company or any Subsidiary, except as may be required in order to comply with changes in GAAP or applicable Law, including Tax Laws;
(x)acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or equity securities of, or by any other manner, any corporation, business or division thereof, partnership, joint venture or other Person, or (ii) any asset which is material to the business of the Company and its Subsidiaries;
(xi)make or authorize any capital expenditures, commitment for capital expenditures or capital expenditures, other than such expenditures or commitments in the Ordinary Course of Business and not in excess of $500,000, individually or in the aggregate;
(xii)(i) make (outside of the Ordinary Course of Business), change or revoke any material Tax election, (ii) elect or change any method of accounting for Tax purposes or Tax accounting period, (iii) file any material Tax Return in a manner inconsistent with past practice or amend any Tax Return, (iv) surrender any right to, or file any claim for, a Tax refund, (v) settle any audit proceeding in respect of Taxes, or (vi) enter into any Contract or agreement in respect of Taxes with any Governmental Authority, including an extension or waiver of an applicable statute of limitations for any Tax claim or assessment;
(xiii)adopt, materially amend or terminate any Plan (or arrangement that would be a Plan if in effect on the date hereof), except as required by applicable Law or the terms of any

Plan or for annual renewals in the Ordinary Course of Business, and excluding any transaction, change in control and/or retention bonuses borne solely by Equityholders and constituting a Company Transaction Expense;
(xiv)materially increase the compensation or benefits payable to any employee of the Company or any Subsidiary with a base salary that exceeds $100,000 (prior to giving effect to such increase), other than (i) in the Ordinary Course of Business (including, for the avoidance of doubt, standard annual compensation increases and annual bonuses), or (ii) as required by applicable Law or the terms of any Plan or Contract;
(xv)enter into any agreement or Contract with a labor union or other employee representative body;
(xvi)manage its working capital in a manner that is not in the Ordinary Course of Business with the intent of increasing the Closing Net Working Capital;
(xvii)enter into, renew (except in accordance with the terms thereof), transfer or assign, amend or modify in any material respect, terminate, or grant any release, waiver or relinquishment of any material right under, any Material Contract or any contract that, if entered into as of or prior to the date hereof, would constitute a Material Contract;
(xviii)make any loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company to any of its Subsidiaries or travel advances to employees in the Ordinary Course of Business;
(xix)sell, transfer, lease, license, encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any Owned Real Property;
(xx)acquire any real property;
(xxi)enter into any lease for real property, or amend, modify, transfer or assign any Lease;
(xxii)terminate, cancel or otherwise fail to renew, or reduce the amount of any insurance coverage under, any Insurance Policy (if such insurance policy is not replaced with a substantially equivalent insurance policy);
(xxiii)terminate, amend or modify, or fail to renew or preserve any material Permit;
(xxiv)compromise, settle or otherwise commence any Proceeding; or
(xxv)abandon, cancel, permit to lapse, dedicate to the public, fail to renew, fail to protect or enforce, transfer, assign, or license any of its material Intellectual Property (other than the grant of non-exclusive licenses in the Ordinary Course of Business); or
(xxvi)authorize, or enter into any Contractual Obligation to do any of the foregoing.
Notwithstanding the foregoing, (i) nothing contained in this Agreement is intended to give Purchaser or Merger Sub, directly or indirectly, the right to control the Company’s or its Subsidiaries’ operations prior to the Effective Time, (ii) the failure of the Company to take or cause to be taken an action prohibited by this Section 6.01 shall in no event be deemed to constitute a breach of the first sentence of Section 6.01, (iii) no consent of Purchaser or Merger Sub shall be required with respect to any matter contemplated by this Agreement to the extent that the requirement of such consent would violate applicable Law, (iv) any action taken, or omitted to be taken, by the Company or any of its Subsidiaries to the extent required by any Law or any directive, pronouncement, order, restrictions or guideline issued by a Governmental Authority that relates to, or arises out of, any pandemic (including COVID-19 or any variants or mutations thereof), epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.01, and (v) during the period from the date of this Agreement until 5:00 p.m. Eastern Time on the day immediately prior to the Closing Date, the Company shall be permitted to utilize any and all available Cash to (A) pay any expenses or bonus that would otherwise constitute Company Transaction Expenses, (B) repay outstanding Indebtedness, in each case, at such times and in such amounts as the Company deems necessary, proper or desirable or (C) make cash distributions or dividends (including cash distributions in redemption of any equity interest of the Company or any of its Subsidiaries). Prior to the Effective Time, each of Purchaser, Merger Sub and the Company shall exercise complete control and supervision of its and its Subsidiaries’ respective operations.
Section 1.0b.Reasonable Best Efforts/Cooperation.
(i)From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, and in compliance with all Laws, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII.
(ii)Without limiting the generality of the foregoing, and subject to Sections 6.03, 6.04 and 6.05(c), the Company and its Subsidiaries, on the one hand, and Purchaser and Merger Sub, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated hereby and (iv) permit the other party to review any substantive communication given by it, and consult with each other a reasonable amount of time in advance of any meeting, in connection with any proceeding by a Governmental Authority or a private party, with any other Person and, to the extent permitted by Law and such other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
(iii)From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company agrees to, and shall cause its Subsidiaries and their respective Representatives, on a commercially reasonable efforts basis to provide, in each case at Purchaser’s sole cost and expense, such assistance as is reasonably requested by Purchaser in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Purchaser to the extent deemed necessary or advisable by Purchaser to fund any portion of the Aggregate Purchase Price (“Financings”), including, commercially reasonable efforts to:
(1)provide information with respect to the property and assets of the Company and its Subsidiaries, and provide reasonable assistance with the preparation by Purchaser or its Representatives of customary materials for offering prospectuses, private placement memoranda, bank information memoranda, offering memoranda, marketing materials, rating agency presentations and similar documents, in each case to the extent required in connection with the Financings; provided, that, Purchaser shall be solely responsible for the preparation of any such customary materials required in connection with any Financing;
(2)with respect to the property and assets of the Company and its Subsidiaries, providing reasonable assistance to Purchaser in connection with the preparation of (A) any pro forma financial information to be included in any marketing materials to be used in the Financings and (B) any relevant section of any offering documents to the extent necessary in connection with any offering documents in respect of the Financing;
(3)at least five (5) Business Days prior to the Closing Date, upon Purchaser’s prior written request at least ten (10) Business Days prior to the Closing Date, providing all documentation and other information which any investor, lender or other financial institution providing or arranging the Financings has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT);
(4)upon the reasonable request from Purchaser to the Company at any time prior to Closing, permitting any prospective arrangers, underwriters, initial purchasers, placement agents or other entities that have committed to provide, arrange, underwrite or place any Financing to conduct customary due diligence with respect to the property and assets of the Company and its Subsidiaries (and provide all relevant information or documentation that is available to the Company or its Subsidiaries and is reasonably requested in writing in connection with such diligence promptly after such request, including obtaining or assisting Purchaser in obtaining required consents of third parties in connection therewith (excluding any information or documentation subject to privilege or a confidentiality undertaking with an unrelated third party)); and
(5)reasonably assisting Purchaser in preparation of the property exhibit documentation necessary to pledge and mortgage the property and assets of the Company and its Subsidiaries that will be collateral under the Financing at Closing provided, that, (a) no security interest shall be effective until Closing and (b) no liability shall be imposed on the Company, its Subsidiaries or any their respective Representatives.
(iv)Notwithstanding anything to the contrary contained in Section 6.02(c), nothing in Section 6.02(c) shall require any such cooperation to the extent that it would (i) require the Company or its Subsidiaries or any of their respective Representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses, or incur any liability or give any indemnities or otherwise commit to take any similar action, in each case, prior to the Closing, (ii) require the Company or its Subsidiaries or any of their respective Representatives to provide any information that is not reasonably available to the Company, its Subsidiaries or their respective Representative, or (iii) require the Company or its Subsidiaries or any of their respective Representatives to take any action that will conflict with or violate such Persons’ Organizational Documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financings. Purchaser shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by Section 6.02(c) (including reasonable attorney’s fees); and shall indemnify and hold harmless the Company or its Subsidiaries and each of their respective Representatives from and against any and all liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to Section 6.02(c) (other than to the extent such liabilities arise from the Fraud, willful or intentional misconduct or gross negligence of the Company or its Subsidiaries or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided, that, Purchaser shall not be required to indemnify and hold harmless the Company and its Representatives to the extent that such liabilities are determined in a final, non-appealable judgment of a court of competent jurisdiction to arise from or be related to information provided by the Company, its Subsidiaries or their respective Representatives to Purchaser in writing specifically for use in the Financings that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(v)All confidential information provided by the Company or its Subsidiaries and each of their respective Representatives in connection with the provision of assistance in connection with the Financings shall be kept confidential in accordance with the Confidentiality Agreement, except that notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Purchaser shall be permitted to disclose any confidential information provided pursuant to this Section 6.02 to any actual or bona fide prospective Financing sources in connection with the Financings so long as such Persons (x) agree to be bound by the Confidentiality Agreement as if parties thereto or (y) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(vi)Purchaser acknowledges and agrees that obtaining Financing is not a condition to Closing and, if the Financing has not been obtained, Purchaser shall continue to be obligated to complete the transactions contemplated by this Agreement.
(vii)Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the Company’s obligations under Sections 6.02(c) and (d), shall be deemed to be satisfied and the Company shall have no responsibility, obligation or liability if Purchaser is unable to secure the Financing unless the failure to obtain the Financing is solely a direct result of the Company’s knowing and intentional breach of any material obligation under Sections 6.02(c) or (d). As used in this Section 6.02(g), “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of Sections 6.02(c) or (d).

Section 1.0c.Consents.
(i)Without limiting the generality of Section 6.02 hereof, each of the parties hereto shall use reasonable best efforts to obtain all Consents of all Governmental Authorities and other Persons required by any Lease, Material Contract or Permit of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, in each case, as soon as reasonably possible and in any event prior to the Closing. Notwithstanding the foregoing, no holder of Company Shares and neither the Company nor any Subsidiary shall have any obligation to pay any fee to any third party for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents, except for fifty percent (50%) of all filing fees payable in connection with the

HSR Filing. Each of the parties hereto shall, as soon as reasonably possible, make or cause to be made all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.03(a)(vii) and Section 6.15, Purchaser acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Material Contracts and other Contracts to which the Company or a Subsidiary is party and to Permits held by the Company or its Subsidiaries and that such Consents and waivers have not been obtained.
(ii)The Company shall, within two (2) Business Days following the execution and delivery hereof by all parties hereto, take all actions necessary in accordance with the DGCL to obtain the affirmative vote of the holders of a majority of the issued and outstanding Company Shares approving and adopting this Agreement and the transactions contemplated hereby (the “Stockholder Consent”) and to deliver the Stockholder Consent to Purchaser. Within seven (7) Business Days following the effective date of the Stockholder Consent, the Company shall deliver, by any manner permitted by applicable Law, the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered the Stockholder Consent and is entitled to such notice under the DGCL (the “Appraisal Notice”). The Appraisal Notice shall comply in all material respects with the DGCL and other applicable Law. The Company shall take all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to deliver the Appraisal Notice and any subsequent notice required to be delivered, or subsequent action to be taken with respect to Appraisal Shares, pursuant to the DGCL and other applicable Law.
Section 1.0d.Antitrust Notifications and Other Regulatory Approvals.
(i)The parties hereto shall cooperate with each other and, as necessary, shall prepare and file, or cause to be prepared and filed, to the extent not filed prior to the date hereof, required Notification and Report Forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ (the “HSR Filing”) within five (5) Business Days after the date of this Agreement, and shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information. The parties hereto shall also cooperate with each other and shall make, or cause to be made, such other filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Laws relating to competition and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. All filing fees payable in connection with the HSR Filing contemplated by this Section 6.04 shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Company.
(ii)Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review and comment upon, a reasonable amount of time in advance, any proposed substantive communication by such party to any Governmental Authority, which will be considered by the other party in good faith, to the extent permitted by Law. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority and Law, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws, the parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable Foreign Antitrust Law. Subject to the Confidentiality Agreement and applicable

Laws, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 6.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(iii)Subject to the terms and conditions set forth in this Agreement, Purchaser and the Company shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Such actions shall include the satisfaction, but not waiver of the closing conditions set forth in Article VII and obtaining consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. As promptly as reasonably practicable but in any event prior to the Closing, Purchaser and the Company shall use their respective reasonable best efforts to: (i) obtain all necessary and appropriate consents, approvals, waivers, actions, non-actions, or other authorizations from Governmental Authorities, with respect to any antitrust clearance under the HSR Act and any Foreign Antitrust Laws; and (ii) satisfy any conditions set forth in or established by any such consents, clearances, approvals, waivers, actions or non-actions or other authorizations from Governmental Authorities. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall any party to this Agreement or any of its respective Affiliates be obligated to (i) commit to take any action pursuant to this Section 6.04, the consummation of which is not conditioned on the consummation of the Closing, or (ii) in connection with the exercise of any reasonable best efforts under this Section 6.04 (A) pay any fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, filing fees as provided in Section 6.04(a), and ordinary course fees and expenses of their respective attorneys and advisors), (B) commence or participate in any Proceeding, or (C) offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any obligations or agree to any of the foregoing.
(iv)In the event Purchaser or the Company receives a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws in connection with the transactions contemplated by this Agreement, such party shall use reasonable best efforts to comply promptly with such request. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, such party shall use reasonable best efforts to comply promptly with such subpoena or civil investigative demand. In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, subpoena or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.
(v)From the date of this Agreement through the date of termination of the required waiting periods under the HSR Act and all applicable Foreign Antitrust Laws, Purchaser shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to increase the risk of hindering or delaying, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or such applicable Foreign Antitrust Laws, including acquiring or agreeing to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to increase the risk of hindering or delaying, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or such applicable Foreign Antitrust Laws.
Section 1.0e.Access to Information.
(i)Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall permit, and shall cause its Subsidiaries to permit, Purchaser and its Representatives to have reasonable access, upon reasonable notice, to the offices, facilities, assets, properties, certain management-level employees, books and records of the Company and its Subsidiaries, which access shall be virtual at the discretion of the Company with respect to any books and records, Contracts, Tax returns and other similar documents and information, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Purchaser shall from time to time reasonably request; provided, that, Purchaser and its Representatives, subject to compliance with this Section 6.05, shall have actual physical access to the Facilities; provided, further, that such access to the Facilities shall only be during regular business hours. All access and investigation pursuant to this Section 6.05 shall be coordinated through the Company’s Chief Financial Officer and Chief Executive Officer (each, a “Designated Contact”). Other than the Designated Contacts, the Purchaser is not authorized to and shall not (and shall cause its Affiliates and Representatives to not) contact any officer, director (or equivalent), employee, supplier, customer, producer, agent, distributor, lender or other material business relationship of the Company and its Subsidiaries prior to the Closing in relation to the Company, its Subsidiaries or the transactions contemplated by this Agreement without the prior written consent of the Designated Contact, provided that the Company shall have the right to have a representative present during any such contact in the event that the Designated Contact consents to such contact. Such access and investigation shall be conducted at Purchaser’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client and work product privileges; provided, that the Company and its Subsidiaries shall use commercially reasonable efforts to disclose such information or materials in a manner that does not jeopardize the applicable privilege; or (ii) contravene any Law or any binding agreement entered into prior to the date of this Agreement. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) all such access, and information relating thereto, shall constitute “Confidential Information” (as defined in the Confidentiality Agreement) under, and be governed by, the terms and conditions of the Confidentiality Agreement (the “Confidential Information”), (ii) without the prior written consent of the Company, Purchaser shall not contact any employee (other than the Designated Contacts), customer, vendor or supplier, licensor, distributor or broker of the Company or any Subsidiary regarding the Contemplated Transactions, and provided that the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact and (iii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason).
(ii)Purchaser shall, and shall cause the Surviving Corporation to, give the Equityholders’ Representative reasonable access to the books and records relating to the respective businesses of the Company and its Subsidiaries prior to the Effective Time at reasonable times and upon reasonable advance written notice, as may be reasonably required by the Equityholders’ Representative (i) for a period of sixty (60) days from the Closing Date to permit Compass Diversified Holdings and its auditors to perform their customary discontinued operations testing and procedures with respect to the Company and its Subsidiaries, and (ii) for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) in connection with any insurance claims by, Proceeding or Tax audits against, governmental investigations of, or compliance with legal requirements by, any Equityholders. The Equityholders’ Representative (at its sole cost and expense) shall be entitled to make copies of the books and records it is entitled to access pursuant to this Section 6.05(b). Notwithstanding the foregoing, (i) the granting of any access or furnishing of information pursuant to this Section 6.05(b) will be conducted at the Equityholders’ Representative expense, upon reasonable advance notice during normal business hours and under the supervision of Purchaser’s personnel and any such access by the Equityholders’ Representative will not unreasonably interfere with the conduct of the business of the Surviving Corporation or any of its Subsidiaries, (ii) Purchaser shall not be required to provide access to or disclose information that Purchaser reasonably determines could jeopardize its attorney-client privilege or would unreasonably interfere with the business or operations of Purchaser or any of its Affiliates (including the Surviving Corporation) and (iii) Purchaser shall not be required to disclose to any Person (or to provide access to any books or records that could reasonably be expected to result in the disclosure to any Person of) any trade secrets, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans. Purchaser agrees to cause the Surviving Corporation and its Subsidiaries to preserve and retain all books and records of the Company and its Subsidiaries relating to periods prior to the Effective Time that are required to be retained under the then current retention policies of the Surviving Corporation (which retention policies shall be in accordance with the retention policies for similarly situated affiliate entities that are controlled by Purchaser). Notwithstanding anything herein to the contrary, with respect to any Proceeding between the parties hereto (or their respective Affiliates), this Section 6.05(b) shall be inapplicable and the normal rules of discovery shall apply.
(iii)The parties shall hold, and shall cause their respective Representatives to hold, any non-public information so provided to one another in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement, which the parties acknowledge will continue in full force and effect in accordance with the terms and conditions thereof. Notwithstanding the foregoing, effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.
(iv)Purchaser shall not be obligated to provide Equityholders’ Representative with access to any books or records pursuant to Section 6.05(b) where such access would contravene any Law.
Section 1.0f.Public Statements. The parties agree that each party’s initial press release to be issued on the date of this Agreement with respect to this Agreement and the transactions contemplated hereby shall be in a form mutually agreed to by Purchaser and the Equityholders’ Representative. Except for the press releases referred to in the immediately preceding sentence, and except as required by applicable Law, the rules and regulations of any stock exchange upon which Purchaser’s, the Company’s, the Surviving Corporation’s, any Equityholder’s or any of their respective Affiliates’ securities are traded or any listing agreement of any such stock exchange, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto; provided, however, that the Equityholders’ Representative and the Purchaser and any of their respective Affiliates may, without the consent of any other party hereto, disclose the transactions contemplated by this Agreement and any material term hereof (except purchase price multiples, which may only be disclosed with the prior written consent of Purchaser or Equityholders’ Representative, as applicable, except as required by applicable Law, the rules and regulations of any stock exchange upon which Purchaser’s, the Company’s, the Surviving Corporation’s, any Equityholder’s or any of their respective Affiliates’ securities are traded or any listing agreement of any such stock exchange) and any other matter relating hereto to its investors and potential investors in the ordinary course of business, in interviews or other media appearances, at investor meetings, presentations or conferences and on any earnings call and that the Equityholders’ Representative (or any Affiliate thereof) or Purchaser (or any Affiliate thereof) shall be permitted to file this Agreement with the Securities and Exchange Commission and make disclosures regarding this Agreement and the transactions contemplated hereby, including the Merger; provided, further, that no party hereto nor their respective Affiliates (nor Equityholders’ Representative or any Affiliate thereof) shall be required by this Section 6.06 to solicit review or comment by, or obtain the consent of, any party hereto in connection with any press release or other public announcement, statement or comment relating to any dispute between the parties relating to this Agreement. In addition, Purchaser, the Company, the Equityholders’ Representative and any their respective Affiliates shall be permitted to make disclosures and announcements without consent of the other parties from time to time if the information included in such disclosure or announcement is (w) consistent with any communication or messaging talking points or plans mutually agreed upon by Purchaser and the Equityholders’ Representative, (x) consistent with any public statements relating to this Agreement or the transactions contemplated hereby that have previously been made by a party in compliance with this Section 6.06, (y) consistent with information that is or becomes generally available to the public other than as a result of a breach of this Section 6.06 or (z) in the case of the Company or any of its Subsidiaries, reasonably required by any Contract to which the Company or any of its Subsidiaries is bound.
Section 1.0g.Indemnification of Directors and Officers.
(i)For a period of six (6) years after the Closing, except to the extent otherwise required by applicable Law, Purchaser will cause the Organizational Documents of the Surviving Corporation and its Subsidiaries, or any successor to the Surviving Corporation or any of its Subsidiaries, to contain provisions that are no less favorable then those is place as of the date hereof with respect to indemnification, advancement of costs and exculpation of former (as of the Effective Time) or present (as of the Effective Time) directors and officers of the Company or its Subsidiaries (collectively, the “D&O Indemnified Persons” and each, a “D&O Indemnified Persons”).
(ii)For a period of six (6) years after the Closing, except to the extent prohibited by applicable Law, the Surviving Corporation and its Subsidiaries will, and Purchaser will cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and arising out of or relating to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”), to the fullest extent permitted by applicable Law and as provided under the Organizational Documents of the Company and its Subsidiaries in effect as of immediately prior to the Effective Time. “D&O Expenses” shall include reasonable attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses and not included here to avoid duplication).
(iii)Prior to or at the Closing, the Company shall obtain (after providing Purchaser with a reasonable opportunity to review such policies) “tail” directors’ and officers’ insurance policies (“D&O Insurance”), for a claims period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier with respect to the Company’s policies existing as of the date hereof, with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereunder as the coverage provided under the Company’s policies existing as of the date hereof, and Purchaser shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for its full term. One-half of the D&O Tail Premium will be paid for by Purchaser and one-half of the D&O Tail Premium will be paid for by the Company prior to or at Closing.
(iv)In the event that Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.07.
(v)Each of the Company, the Purchaser and the Surviving Corporation shall be a full indemnitor of first resort for any D&O Indemnifiable Claim and shall be liable for the full amount of all D&O Losses related thereto, in each case, to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against Compass Diversified Holdings or any of its Affiliates or any insurer providing insurance coverage under an insurance policy issued to Compass Diversified Holdings or any of its Affiliates.
(vi)Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 6.07 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.07 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.07(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.07, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 1.0h.Employee Benefits.
(i)During the period commencing at the Closing and ending on the six (6) month anniversary of the Closing Date, Purchaser shall, or shall cause the Surviving Corporation to, provide each employee and officer of the Company or its Subsidiaries who is employed immediately prior to and after the Effective Time (each, a “Continuing Employee”) with (i) at least the same base salary or wage level and target bonus or commission opportunities (but excluding equity-based compensation) in the aggregate as provided immediately prior to the Effective Time, (ii) the same primary location of employment as of immediately prior to Closing

(other than in connection with the relocation of a Facility contemplated or planned by the Company prior to the date hereof), and (iii) benefits (excluding any incentive equity or equity-based, defined benefit pension, deferred compensation, long-term incentive, retiree health and welfare, retention, change in control and other similar benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate than the benefits (other than the Excluded Benefits) that each such Continuing Employee received immediately prior to the Effective Time.
(ii)From and after the Closing, Purchaser shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Continuing Employee and each former employee, officer, and independent contractor of the Company and its Subsidiaries as of the Closing arising under the terms of, or in connection with, any Plan or other agreement disclosed in the Schedules in accordance with the terms thereof.
(iii)For purposes of eligibility, vesting and entitlement to benefits (other than the Excluded Benefits), including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Purchaser, the Surviving Corporation or any of their respective subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Purchaser Plans”), Purchaser and the Surviving Corporation shall use commercially reasonable efforts to credit each Continuing Employee with his or her service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Plan (other than for purposes of benefit accrual under any defined benefit pension plan), except where such crediting would result in duplication of benefits. Purchaser shall use commercially reasonable efforts to cause the Purchaser Plans providing health benefits to (i) not deny Continuing Employees (or a covered dependent thereof) coverage on the basis of pre-existing conditions exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements to the extent such conditions were waived or satisfied under similar Plans in effect immediately prior to the Closing and (ii) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co-insurance and maximum out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles, co-insurance and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate as if such amounts had been paid in accordance with the applicable Purchaser Plan, but only to the extent such amounts were taken into account for each such purpose under the Plan or Plans in which such Continuing Employee (or covered dependent thereof) participated immediately prior to the Closing.
(iv)The parties hereto acknowledge and agree that all provisions contained in this Section 6.08 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including, without limitation, any employee (including any Continuing Employee), officer, independent contractor, former employee or any participant or any beneficiary thereof, in any Plan or Purchaser Plan, or (ii) to continued employment or service or any particular term or condition of employment or service with the Company, any of its Subsidiaries, Purchaser or the Surviving Corporation. Nothing contained in this Section 6.08 is intended to be or shall be considered to be an amendment, termination or adoption of any plan, program, Contract, agreement, arrangement or policy of the Company, any of its Subsidiaries, Purchaser or the Surviving Corporation nor shall it interfere with Purchaser’s, the Surviving Corporation’s or any of its Subsidiaries’ right to amend, modify or terminate any Plan, Purchaser Plan, or any other benefit or compensation plan, program, agreement, arrangement, Contract or policy or to terminate the employment or service of any Person at any time and for any or no reason (subject to the terms of such Plan and the foregoing provisions of this Section 6.08).

(v)At least three (3) Business Days prior to the Closing Date, the Company will, or will cause its applicable Subsidiary to use commercially reasonable efforts to solicit stockholder approval (in accordance with the requirements of Section 280G(b) of the Code and the regulations thereunder (“Section 280G”)) of any payments or benefits paid or payable by any of the Company or any of its Subsidiaries such that, if the requisite waivers and stockholder approval are obtained, no payments or benefits paid or payable by any of the Company or any of its Subsidiaries would reasonably be expected to be excess parachute payments within the meaning of Section 280G (“Section 280G Payments”). Prior to soliciting such stockholder approval, the Company (or its Subsidiary) will use commercially reasonable efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G) providing that unless such payments and benefits to such individuals are approved by the stockholders in the manner required under Section 280G, no such payments and benefits will be paid or provided. Prior to the Closing Date, the Company will notify Purchaser that the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to such stockholder vote, that the stockholder approval of Section 280G Payments was not obtained and, as a consequence, such payments and benefits will not be paid or provided to any affected individual who had duly executed a waiver of those payments and benefits to the extent that such payments and benefits would cause any amounts to constitute Section 280G Payments, and/or that commercially reasonable efforts were used, however, the Company (or its Subsidiary) was unable to obtain waivers or the requisite stockholder approval, provided that the Company’s failure to obtain waivers or stockholder approval will not be considered a breach of this Section 6.08(e). Copies of all disclosures, waivers, consents, and stockholder voting materials used in connection with the foregoing will be provided to Purchaser at least three (3) Business Days in advance of distribution to stockholders or the disqualified individuals, as applicable, for Purchaser’s reasonable review and comment. Purchaser shall reasonably cooperate with the Company in connection with the determination of any parachute payments subject to this Section 6.08(e), including by providing the Company with material information in Purchaser’s possession relevant to such payments.
(vi)Prior to the Closing Date, the Company shall cause Marucci Sports, LLC  (“Marucci”) to take all actions and adopt resolutions to terminate the Marucci Sports, LLC 401(k) Plan (the “Marucci 401(k) Plan”) effective as of the date immediately preceding the Closing Date and adopt such amendments to such Marucci 401(k) Plan as are necessary to terminate the Marucci 401(k) Plan and effectuate the provisions of this Section 6.08(f), contingent on the Closing occurring. The form and substance of all such resolutions and amendments shall be subject to the prior review and reasonable comment by Purchaser; and the Company shall deliver to Purchaser, prior to Closing, an executed copy of the resolutions and amendments as soon as practicable following their adoption by Marucci and shall fully comply, and cause Marucci to comply, with such resolutions and amendments. In connection with the termination of the Marucci 401(k) Plan, the Company shall cause Marucci to ensure that (i) all Marucci 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Marucci 401(k) Plan will be frozen and no new participants will be admitted to the Marucci 401(k) Plan on or after the Marucci 401(k) Plan termination date, and (iii) any contributions due to the Marucci 401(k) Plan for the period before the Marucci 401(k) Plan termination date and not yet paid by the Marucci 401(k) Plan termination date will be contributed by the Company  and its Subsidiaries as soon as administratively feasible after the Marucci 401(k) Plan termination date. As soon as reasonably practicable following the Marucci 401(k) Plan termination date, the account balances in the Marucci 401(k) Plan shall either be distributed to participants and beneficiaries or directly rolled over to an eligible tax-qualified retirement plan or individual retirement account as a Marucci 401(k) Plan participant or beneficiary may direct.
Section 1.0i.Termination of Certain Agreements. The Company shall cause all Contracts between the Company or a Subsidiary, on the one hand, and any of Compass Diversified Holdings or any of its subsidiaries, on the other hand, other than (a) agreements and transactions solely between the Company and one or more Subsidiaries or between or among any Subsidiary and (b) the agreements listed on Section 6.09 of the Schedules, to be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied. For the avoidance of doubt, the Credit Facility shall be terminated at the Effective Time in accordance with the Payoff Letter with Lender.
Section 1.j.Repayment of Debt and Release of Liens; Releases.
(i)At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a customary fully executed Payoff Letter from (i) the lender under the Credit Facility (the “Lender”), and the Equityholders’ Representative shall ensure that any possessory collateral (including any equity certificates) relating to the Company and its Subsidiaries is returned promptly after the Closing, and (ii) each of the other Persons holding Indebtedness of the Company or its Subsidiaries that are set forth on Section 6.10(a) of the Schedules. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a lien release letter which shall specify the release of Liens against equity securities of the Company held by the creditors of Lender. The Equityholders’ Representative will ensure that any possessory collateral relating to the Company or its Subsidiaries, to the extent held by the Lender or creditors of the Lender, is returned promptly after Closing.
(ii)Effective as of the Closing, except for any rights or obligations under or in connection with this Agreement or the other Transaction Documents, including, without limitation, any breach of any representation, warranty or covenant contained herein or therein, the Purchaser Indemnified Parties’ right to indemnification under Article VIII hereof, Purchaser’s rights under each Letter of Transmittal and Option Cancellation Agreement, and recovery under the R&W Insurance Policy, each of Purchaser, Merger Sub, the Surviving Corporation and its Subsidiaries (each a “Purchaser Releasor”), and their respective Affiliates, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges the current and former managers and directors of the Company and its Subsidiaries, the Equityholders’ Representative, each Equityholder and their respective Affiliates, and their respective Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each a “Seller Releasee”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, judgments, debts, dues and suits of every kind, whether known or unknown, whether at Law or in equity, arising out of or relating to or accruing from their relationship with or ownership of the Company and its Subsidiaries prior to the Closing, the nature and description whatsoever which such Purchaser Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever, arising out of or relating to any circumstance, agreement, activity, action, omission, event or matter occurring or existing, in each case, prior to the Closing Date.
(iii)Effective as of the Closing, each Equityholder, on behalf of himself, herself or itself and each of his, her or its agents, controlled affiliates, trustees, beneficiaries, directors, officers, managers, legal representatives, employees, heirs, executors, administrators, estate, successors and assigns (in each case, in their respective capacities as such) (each, a “Seller Releasor” and, together with the Purchaser Releasors, each a “Releasor”), hereby irrevocably, unconditionally and forever releases, to the fullest extent permitted by applicable Law, each of Purchaser, Merger Sub, the Company, the Surviving Corporation, the Equityholders’ Representative and each of their respective current, former and future officers, directors, managers, employees, representatives, agents, members, stockholders, equity holders, subsidiaries, parent corporations, affiliates, controlling persons, successors, and assigns

(individually and collectively, the “Purchaser Releasees” and, together with the Seller Releasees, the “Releasees”) with respect to any and all manner of proceedings, rights, causes of actions, claims, demands, liabilities, obligations, judgments, penalties, losses, damages, costs and expenses (including reasonable attorneys’ fees), in each case, at law or in equity, known or unknown, matured or unmatured, contingent or fixed, liquidated or unliquidated, federal, state or foreign law or right of action, foreseen or unforeseen, disputed or undisputed, accrued or not accrued, of any kind or nature or description whatsoever, which any Seller Releasor had, now has or may in the future have, against any of the Purchaser Releasees arising out of or relating to (i) such Seller Releasor’s ownership of Company Shares and/or Options, or any right to any Company Shares and/or Options, issued or issuable or agreed to be issued by any Person prior to the Effective Time, (ii) any obligation of Purchaser, the Surviving Corporation or any of their respective Affiliates to make any payment to such Seller Releasor in respect of his, her or its Company Shares and/or Options, and (iii) such Seller Releasor’s relationship with the Company or any of its Subsidiaries prior to the Closing, including the right to receive any payment in connection therewith, except for (x) rights under this Agreement or the other Transaction Documents, including Section 6.07, (y) any rights of such Seller Releasor to any accrued but unpaid compensation and benefits under any employee benefit plan, but specifically excluding any compensatory equity or equity-linked compensation plan or award, or (z) any right where a waiver of such right is expressly prohibited by Law. No Seller Releasor will, on behalf of such Seller Releasor, in cooperation or participation with any other person, firm, entity, or corporation or in any capacity whatsoever, institute, file, or in any manner voluntarily participate in, assist, or prosecute any claim, charge, grievance, complaint or action of any sort against the Purchaser Releasees with respect to the claims released herein.
(iv)Each Releasor specifically waives the benefit of any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR OR RELEASED PARTY.
Each Releasor understands and acknowledges the significance and consequence of this specific waiver. Each Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Releasor hereby assumes full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver.
Section 1.k.Tax Matters.
(i)Books and Records; Cooperation. Purchaser and Equityholders’ Representative will, and will cause their respective Representatives to, (i) provide the other party and its Representatives with such assistance as may be reasonably requested in connection with the review of any Tax Return, including the filing of any claim for refund or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries and (ii) retain all records or information that may be relevant to such Tax Return, audit, examination or proceeding for six (6) years after the Closing Date and to provide the other party and its Representatives with reasonable access to such records and information.
(ii)Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes with respect to a Straddle Period, the amount of Taxes that are allocable to the portion of such Straddle Period ending on (and including) the Closing Date shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes that are not described in clause (i) above (such as Income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, withholding Taxes and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Closing Date (for this purpose and for purposes of calculating Accrued Income Taxes, the taxable year of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any entity treated as a partnership or other pass-through entity for federal income tax purposes that the Company or any of its Subsidiaries holds an interest will be deemed to close on the close of the Closing Date); provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis (other than with respect to property placed into service after the Closing Date), such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above.
(iii)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, if any, shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Company, whether levied on the Purchaser, the Company, the Surviving Corporation, any Subsidiary or any Eligible Holder, and Purchaser shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.
(iv)No Section 338 Election. The parties hereto agree that no election pursuant to Section 336 or Section 338 of the Code or any similar provision of state, local or non-U.S. Tax Law shall be made by Purchaser, Merger Sub, the Company, the Surviving Corporation or any other Person with respect to the transactions contemplated under this Agreement.
(v)Tax Returns.
(1)Purchaser shall prepare or cause to be prepared all Tax Returns of Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period that are due after the Closing, which Tax Returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries.
(2)To the extent a Tax Return prepared pursuant to Section 6.11(e)(i) could reasonably be expected to affect the Tax liabilities of the Equityholders or their direct or indirect owners or the amounts payable to the Equityholders under this Agreement, a draft of such Tax Return shall be provided by the Purchaser to the Equityholders’ Representative no later than the date thirty (30) days prior to the due date for such Tax Return. Any reasonable comments submitted by the Equityholders’ Representative no later than ten (10) days prior to the due date for such Tax Return shall be implemented, and the Company and its Subsidiaries shall timely file or cause to be filed such Tax Return with the applicable Governmental Authority as modified to reflect any such comments.

(3)Purchaser shall, to the maximum extent permitted under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Income Tax purposes, and Purchaser shall cause the Company to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) (and analogous state and local Income Tax Law) effective on the day after the Closing Date. Purchaser agrees that (A) the U.S. federal Income Tax Return of the Company and its Subsidiaries for such taxable period ending on the Closing Date will be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and none of Purchaser, the Company, its Subsidiaries, or any of their respective Affiliates will make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state or local Law, and (B) for all other Income Tax purposes, the income of the Company and its Subsidiaries for tax years ending on and including the Closing Date will be allocated based on an interim closing of the books on the Closing Date to the extent permitted by Law.
(vi)Certain Tax Actions.
(1)Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall (A) amend any Tax Return, (B) file or change any Tax election, (C) enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Authority, (D) file any ruling or request with a Governmental Authority, or (E) extend or waive any statute of limitations, in each case without the prior written consent of the Equityholders’ Representative to the extent any such action relates to a Pre-Closing Tax Period and could reasonably be expected to affect the amount of any payment to be made to the Equityholders under this Agreement (including under Section 3.04 or Section 6.11(i) hereof) or a Tax liability of the Equityholders or their direct or indirect owners or a disallowance or reduction of amounts previously paid pursuant to Section 6.11(i).
(2)If, after the Closing, Purchaser or any of its Affiliates (including, after the Closing, the Company or a Subsidiary) receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) that relates in whole or in part to a Pre-Closing Tax Period and that could affect the amount of any payment to be made to the Equityholders under this Agreement (including under Section 3.04 or Section 6.11(i) hereof) or a Tax liability of the Equityholders or their direct or indirect owners or a disallowance or reduction of amounts previously paid pursuant to Section 6.11(i), without the prior written consent of the Equityholders’ Representative, then within ten (10) days after receipt of such notice, Purchaser (A) shall notify the Equityholders’ Representative of such Tax Contest, (B) shall keep the Equityholders’ Representative reasonably informed of all material developments with respect to such Tax Contest, (C) shall not settle such Tax Contest without the prior written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (D) shall permit the Equityholders’ Representative to elect to participate in the defense of such Tax Contest.
(vii)Tax Treatment. The parties agree that all payments made pursuant to Section 6.11(i) hereof shall to the extent permitted by Law be treated as adjustments to the purchase price for U.S. federal income tax purposes.
(viii)FIRPTA Certificate. At the Closing, the Company will deliver to Purchaser a certificate substantially in the form provided for in Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h), certifying that interests in the Company do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder, together with an accompanying notice to the IRS, provided that the sole remedy of Purchaser for any failure of the Company to comply with this Section 6.11(h) shall be to withhold the appropriate amounts pursuant to Section 2.05(h).
(ix)Tax Refunds. Without duplication of any refunds taken into account in the calculation of the Aggregate Purchase Price, all refunds of Taxes of the Company and its Subsidiaries shown on the Tax Returns of the Company and its Subsidiaries for the taxable year ending on December 31, 2022 as filed prior to the date hereof, that are received by the Purchaser, the Company or a Subsidiary or any of their Affiliates following 12:01 a.m. Eastern Time on the Closing Date shall be for the account of the Equityholders, and the amount of such refunds, net of any reasonable out-of-pocket expenses incurred to obtain such refund and of any Tax incurred by Purchaser, the Company or its Subsidiaries or any of their Affiliates as a result of receiving such refund, shall be paid to the Equityholders’ Representative (for distribution to the Equityholders in accordance with their respective Percentage Shares) within fifteen (15) Business Days after receipt thereof by wire transfer of immediately available funds. Notwithstanding the foregoing, any payment to be made to an Optionholder under this Section 6.11(i) shall not be distributed to the Equityholders’ Representative and instead shall be paid to the Optionholder by the Surviving Corporation or its Subsidiaries through payroll (if applicable) or by wire transfer of immediately available funds. Purchaser shall promptly provide the Equityholders’ Representative with written notice of any proposed disallowance or reduction of a refund previously paid to Equityholders’ Representative or the Equityholders pursuant to this Section 6.11(i) and will provide reasonable supporting documentation (including copies of communications from a Governmental Authority) regarding any such proposed disallowance or reduction. The Equityholders’ Representative shall be entitled to participate in any Tax Contest relating to such refunds pursuant to Section 6.11(f)(ii). Notwithstanding anything herein to the contrary, to the extent such refund amounts in the aggregate are subsequently disallowed or reduced by a Governmental Authority by more than $100,000 (the “Claw-back Threshold”), any such disallowed amount or reduction, including any Taxes, penalties or interest arising from the disallowance or reduction of such refund in excess of the Claw-back Threshold, shall be promptly repaid to Purchaser by the Equityholders on a several (not joint) and pro rata basis in accordance with each Equityholder’s Indemnification Percentage after written notification (including any reasonable supporting documentation not already provided to the Equityholders’ Representative) of such disallowance or reduction by Purchaser; provided that no Equityholder shall be required to repay any amounts to Purchaser under this Section 6.11(i) that, in the aggregate, exceed amounts previously paid to such Equityholder pursuant to this Section 6.11(i) plus any Taxes, penalties or interest arising from the disallowance or reduction of such refund.
Section 1.l.Resignations. Prior to the Closing, the Company shall (a) cause to be delivered to Purchaser a duly executed written resignation (in form and substance reasonably acceptable to Purchaser) for the individuals listed on Schedule 6.12(a) (the “Required D&O Resignation Letters”), which resignations shall be effective upon the Closing, and (b) use commercially reasonable efforts to obtain and cause to be delivered to Purchaser a duly executed written resignation (in form and substance reasonably acceptable to Purchaser) for the individuals listed on Schedule 6.12(b).
Section 1.m.Representation and Warranty Insurance Policy. Purchaser has provided the Company with a final copy of the buyer-side representations and warranties insurance policy to be obtained by Purchaser and issued in the name of Purchaser in connection with this Agreement (collectively, with the binder agreement associated therewith, the “R&W Insurance Policy”). The R&W Insurance Policy, in the form provided to Purchaser, will be bound on the date of this Agreement. Except in the case of Fraud, the R&W Insurance Policy shall at all times provide that the insurer(s) thereunder (including any underwriting representative or agents thereof) expressly exclude any subrogation rights in favor of any party against the Equityholders and their respective Affiliates, and any of their past, present or future direct or indirect parents, shareholders, equityholders, members, directors, officers, partners or employees and Representatives (or the functional equivalent of any such position) (the “Equityholder Related Parties”) arising out of, as a result of, or related to this Agreement, or the negotiation, execution or performance of this Agreement. From and after the binding of the R&W Insurance Policy, Purchaser shall not, and shall cause its Affiliates, Representatives and the Purchaser Indemnified Parties not to, procure, or amend, waive or otherwise modify the R&W Insurance Policy in any manner materially adverse to any Non-Recourse Party or Equityholder Indemnifying Party, including in connection with the provisions as required by this Section 6.13. Purchaser will not novate, or otherwise assign its rights under the R&W Insurance Policy (or do anything which has similar effect); provided, that, Purchaser shall have an absolute right, without having to obtain any Non-Recourse Party’s or Equityholder Related Party’s prior written approval, to assign its rights under the R&W Insurance Policy, in whole or in part, at any time to an Affiliate of the Purchaser or to any successor to Purchaser or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) by merger, consolidation or reorganization so long as such assignment does not adversely impact any Non-Recourse Party or Equityholder Related Party. Purchaser shall use reasonable best efforts to cause the R&W Insurance Policy to remain in full force and effect after Closing, including (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) timely paying or causing to be timely paid, all fees and expenses required under the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, surplus line taxes and other fees and expenses related to the R&W Insurance Policy, and (c) satisfying on a timely basis all conditions necessary for the continuance of coverage under the R&W Insurance Policy.
Section 1.n.Exclusivity. During the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of their respective Subsidiaries, Affiliates and Representatives (collectively, the “Subject Parties” and each, a “Subject Party”) not to, directly or indirectly, (a) solicit, initiate, induce, encourage, knowingly facilitate the making, submission or announcement of any proposals, offers or inquiries from any Person with respect to, or enter into negotiations or any agreement relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that would reasonably be expected to lead to an Acquisition Proposal, with any Person, in any case other than Purchaser or any of its Affiliates, (b) furnish any information to any Person in connection with or relating to an Acquisition Proposal, (c) engage in any discussions or negotiations with any Person with respect to an Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal, or (e) enter into any commitment, understanding, term sheet, letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal. Without limiting the generality of the foregoing, any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Subject Party shall be deemed to constitute a breach of this Section 6.14 by the Company. Promptly following the execution and delivery of this Agreement, the Company shall cause the other Subject Parties and their respective directors, managers, officers, employees, agents, consultants, advisors and other representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than Purchaser or any of its Affiliates) that relate to any Acquisition Proposal or potential Acquisition Proposal.
Section 1.o.Consents. During the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company shall use commercially reasonable efforts to obtain an email confirmation from the Person and under the Contract set forth on Section 6.15 of the Schedules in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby, in a form and substance substantially similar to the example that the Company provided to Purchaser.

Section 1.p.Legacy Lien Terminations. During the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company shall use commercially reasonable efforts to (a) cause all Liens set forth on Section 6.16 of the Schedules to be fully terminated, released and discharged, and all mortgages and UCC financial statements in respect thereof to be terminated (the “Legacy Lien Terminations”), and (b) deliver to Purchaser evidence of such Legacy Lien Terminations in form and substance reasonably satisfactory to Purchaser.
ARTICLE 7

CONDITIONS TO CLOSING
Section 1.0a.Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by each of the parties hereto at or prior to the Closing of each of the following conditions:
(i)Stockholder Consent. The Stockholder Consent shall have been obtained.
(ii)No Injunctions or Legal Prohibitions. (i) No temporary restraining order, preliminary or permanent injunction or other judgment, Order or decree issued by a court of competent jurisdiction which prevents, restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect, (ii) no Law shall have been enacted, promulgated or enforced by any Governmental Authority which prevents, prohibits, restrains or makes the consummation of the transactions contemplated hereby illegal, and (iii) no Proceeding shall be pending or threatened in writing that would, if adversely determined, enjoin, restrain, or make illegal or otherwise prohibit the transactions contemplated hereby; provided, however, that the parties shall use their respective reasonable best efforts (including by way of appeal) to have any Order, injunction or judgment vacated, reversed, lifted or otherwise rendered ineffective.
(iii)HSR Act. The applicable waiting period (including any extensions thereof) under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained.
Section 1.0b.Conditions to the Obligations of Purchaser. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing, to the extent permitted by applicable Law, by Purchaser):
(i)Representations and Warranties of the Company. (i) Each of the Company Fundamental Representations shall be true and correct in all but de minimis respects at and as of the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time; and (ii) other than with respect to the Company Fundamental Representations, each of the representations and warranties of the Company set forth in Article IV, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes), shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(ii)Performance. The Company shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
(iii)Officer’s Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, as applicable, certifying the satisfaction of the conditions set forth in Sections 7.02(a) and (b).
(iv)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect which is continuing.
(v)Restrictive Covenant Agreement. The Restrictive Covenant Agreement with the Person listed on Exhibit F delivered as of the date hereof shall remain in full force and effect and no party thereto (other than Purchaser) shall have made a claim in writing or initiated any Proceeding seeking to revoke, terminate or repudiate such agreement.
(vi)Closing Deliverables. The Company shall have executed and delivered all of the instruments and other documents required by Section 3.03(a).
Section 1.0c.Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived in writing, to the extent permitted by applicable Law, by the Company):
(i)Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub contained in Article V, without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications therein, shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.
(ii)Performance. Purchaser and Merger Sub shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser or Merger Sub, as the case may be, at or prior to the Closing.
(iii)Officer’s Certificate. Purchaser and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Purchaser and Merger Sub, certifying to the satisfaction of the conditions set forth in Sections 7.03(a) and (b).
(iv)Payments. Purchaser or Merger Sub shall have made the payments set forth in Section 3.03(c) through (g).
(v)Closing Deliverables. Purchaser shall have executed and delivered all of the instruments and other documents required by Section 3.03(b).
Section 1.0d.Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.
Section 1.0e.Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure resulted from such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.02(a), or to satisfy its obligations under Section 6.03 or Section 6.04.

ARTICLE 8`

SURVIVAL & INDEMNIFICATION; TERMINATION
Section 1.0a.Survival. The parties, intending to modify any applicable statute of limitations, agree that: (a) the representations and warranties in this Agreement (other than the Fundamental Representations) and in any certificate or schedule delivered pursuant to this Agreement, and the covenants and agreements to be fully performed prior to the Closing, shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (except in respect of Fraud), (b) the Fundamental Representations and indemnification obligations under Section 8.02 and Section 8.03 with respect to breaches or inaccuracies in any of the Fundamental Representations shall survive the Closing until 5:00 p.m. Pacific Time on the fourth (4th) anniversary of the Closing Date, and (c) the covenants and agreements in this Agreement that are required to be performed in whole or in part after the Closing (the “Post-Closing Covenants”) shall survive the Closing until fully performed in accordance with their respective terms, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. Notwithstanding the foregoing, if written notice of a claim for indemnification hereunder has been made and delivered in accordance with the provisions of this ARTICLE VIII prior to the expiration of the applicable period set forth above, such applicable Fundamental Representations and the indemnification obligations under Section 8.02 or Section 8.03, as applicable, shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Agreement. Notwithstanding anything herein to the contrary, (a) none of the survival periods, termination dates or limitations contained in this Article VIII shall apply to any claims relating to Fraud, and (b) nothing in this Article VIII shall limit or otherwise affect in any manner Purchaser’s or Merger Sub’s and/or any other Purchaser Indemnified Party’s rights under the R&W Insurance Policy.
Section 1.0b.Indemnification by the Equityholders. From and after the Closing, and subject to the terms of this Agreement, the Equityholders (collectively, the “Equityholder Indemnifying Parties”) shall, severally (on a pro rata basis in accordance with each such Equityholder Indemnifying Party’s Indemnification Percentage) and not jointly, indemnify, defend and hold harmless Purchaser, Surviving Corporation and their Affiliates, equity holders (which, for the avoidance of doubt shall not include any Equityholders) and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against Losses that any Purchaser Indemnified Party actually incurs or suffers resulting from or arising out of any breach or failure to be true and correct of the Company Fundamental Representations.
Section 1.0c.Indemnification by Purchaser. From and after the Closing, and subject to the terms of this Agreement, Purchaser agrees to indemnify, defend and hold harmless the Equityholders and their respective Affiliates and Representatives (collectively, the “Equityholder Indemnified Parties”) from and against Losses that any Equityholder Indemnified Party actually incurs or suffers resulting from or arising out of any breach of any of the Purchaser Fundamental Representations.
Section 1.0d.Indemnification Procedure; Third Party Claims.
(i)If any Purchaser Indemnified Party or Equityholder Indemnified Party (each, an “Indemnified Party”) receives notice or becomes aware of the assertion of any claim or the commencement of any Proceeding by any third party (any such claim or Proceeding being referred to herein as a “Third Party Claim”) with respect to which any Equityholder Indemnifying Party or Purchaser (each, an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the

Equityholders’ Representative (on behalf of the Equityholder Indemnified Parties) or the Purchaser, as applicable, in writing (the “Third Party Claim Notice”) of the Third Party Claim describing in reasonable detail such claim and the nature and amount (to the extent the amount is known) of such Loss and the basis (in reasonable detail) for the indemnification being sought under this Agreement; provided that the failure to provide such notice shall not relieve the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide the Equityholders’ Representative (on behalf of the Equityholder Indemnified Parties) or the Purchaser, as applicable, with such information as such Persons may have or receive with respect to any Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same).
(ii)The Equityholders’ Representative (on behalf of the Equityholder Indemnifying Parties) or the Purchaser Indemnifying Party, as applicable, shall have thirty (30) days after receipt of the Third Party Claim Notice to elect to conduct and control, through counsel of its own choosing, and at its expense, the defense, compromise and/or settlement thereof, unless (i) a conflict of interest exists between the Indemnifying Party and the Indemnified Party that cannot be resolved through informed consent and waiver, or (ii) the Third Party Claim is a criminal Proceeding or regulatory enforcement action by a Governmental Authority. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense, compromise and/or settlement of any Third Party Claim. The Indemnifying Party shall permit the Indemnified Party to participate in the defense, compromise and/or settlement of any Third Party Claim through counsel chosen by the Indemnified Party (provided that (A) the fees and expenses of such counsel shall not be borne by the Indemnifying Party and (B) the Indemnified Party shall not be entitled to defend, pay, compromise and/or settle such Third Party Claim). In addition, the Indemnifying Party shall not pay, compromise or settle any Third Party Claim without the Indemnified Party’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise or settlement, a full and unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Parties from any liabilities or obligations with respect to such claim, (C) does not impose any injunctive or other equitable relief against any Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing. If the Indemnifying Party does not or cannot for the reasons set forth above, within thirty (30) days after receipt of an indemnification claim with respect to a Third Party Claim, elect to assume and control the defense, compromise and/or settlement of such Third Party Claim and thereafter promptly assume such defense, compromise and/or settlement in accordance with this Section 8.04, then the Indemnified Party may conduct the defense of such Third Party Claim (at the Indemnifying Party’s sole cost and expense); provided, that, the Indemnified Party shall not pay or agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 1.0e.Limitations.
(i)Notwithstanding anything to the contrary in this ARTICLE VIII: (i) the Equityholder Indemnifying Parties shall have no liability under this ARTICLE VIII except with respect to claims for Losses with respect to a breach of a Company Fundamental Representation pursuant to Section 8.02 in accordance with the terms and conditions of this Agreement; (ii) in no event shall the indemnification obligations of the Equityholder Indemnifying Parties under this ARTICLE VIII exceed an amount equal to the Aggregate Purchase Price received by the Equityholder Indemnifying Parties (the “Aggregate Indemnification Cap”); and (iii) in no event shall any Equityholder Indemnifying Party be liable under this ARTICLE VIII for more than its Indemnification Percentage of the Aggregate Indemnification Cap. Notwithstanding the foregoing, none of the foregoing limitations shall apply to or otherwise limit any claims relating to Fraud (which, for the avoidance of doubt, are not subject to the indemnification obligations set forth in this ARTICLE VIII).
(ii)Under no circumstances shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE VIII for punitive or exemplary damages (except to the extent such damages are claimed by and required to be paid to a third party).
(iii)The Indemnified Parties shall use their respective commercially reasonable efforts to mitigate all Losses in respect of which the Indemnified Parties may be entitled to indemnification pursuant to this ARTICLE VIII.
(iv)The amount of any Losses recoverable by the Purchaser Indemnified Parties pursuant to Section 8.02 shall be calculated net of, and reduced by, any (i) third party insurance proceeds received by the Purchaser Indemnified Parties under third party insurance policies (including under the R&W Insurance Policy) on account of such Losses; provided, that, the amount of Losses will include the aggregate amount of all reasonable out-of-pocket costs and expenses of recovery or collection (including reasonable attorneys’ fees and expenses and the amount of any deductible under the applicable policy) (collectively, “Recovery Costs”), or (ii) refunds of Taxes or reductions in the amount of Taxes payable by the Purchaser Indemnified Parties on account of such Losses. Notwithstanding anything to the contrary herein, prior to seeking any indemnification or recovery against the Equityholder Indemnifying Parties with respect to any Losses pursuant to Section 8.02, the Purchaser Indemnified Parties shall first use their commercially reasonable efforts to promptly recover under any other sources of indemnification and insurance policies, including the R&W Insurance Policy, with respect to any Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 8.02 to the extent such Losses are covered by such other sources or insurance polices (for the avoidance of doubt, without limiting the foregoing, using no less efforts to seek such recovery than they would if such Losses were not subject to indemnification under this ARTICLE VIII) (but, for the avoidance of doubt, only after the amount of any deductibles, retentions or similar costs have been satisfied and only to the extent such policies cover such Losses). In the event that an insurance recovery under a third party insurance policy (including under the R&W Insurance Policy) is actually received by the Purchaser Indemnified Parties with respect to any Losses for which the Purchaser Indemnified Parties have been indemnified hereunder, then a refund shall be made to the Equityholder Indemnifying Parties by the Purchaser Indemnified Parties in accordance with written instructions provided by the Equityholders’ Representative, in an amount equal to the lesser of (i) the aggregate amount of such insurance recovery actually received by the Purchaser Indemnified Parties, net of any Recovery Costs and of any Taxes imposed on the Purchaser Indemnified Parties in respect of such insurance recovery, and (ii) the amount of the indemnification payment previously received by the Purchaser Indemnified Parties pursuant to Section 8.02 with respect to such Losses. In the event that a third party indemnity payment is actually received by the Purchaser Indemnified Parties with respect to any Losses for which the Purchaser Indemnified Parties have been indemnified hereunder, then a refund shall be made to the applicable Equityholder Indemnifying Parties by the Purchaser Indemnified Parties in accordance with written instructions provided by the Equityholders’ Representative, in an amount equal to the lesser of (i) the aggregate amount of such third party indemnity payment actually received by the Purchaser Indemnified Parties, net of any Recovery Costs and of any Taxes imposed on the Purchaser Indemnified Parties in respect of such third party indemnity payment, and (ii) the amount of the indemnification payment previously received by the Purchaser Indemnified Parties pursuant to Section 8.02 with respect to such Losses. Notwithstanding anything in this Section 8.05 to the contrary, no Indemnified Party shall (i) be required to maintain or renew any insurance policies or any minimum amounts of coverage thereunder (other than under the R&W Insurance Policy), (ii) with respect to recovery from other sources of indemnification (other than under this Agreement or from insurance policies), be required to initiate, prosecute or maintain any Proceeding involving a Governmental Authority against such other source to mitigate any Losses to the extent such other source is a then current customer or supplier of the Purchaser Indemnified Parties or otherwise has a material business relationship with the Purchaser Indemnified Parties or (iii) make any claim against any insurance policy to the extent related to a matter that is excluded or otherwise carved out from coverage thereunder.
(v)Notwithstanding anything to the contrary herein: (i) no Indemnified Party shall be entitled to indemnification under this ARTICLE VIII for any Losses for which an adjustment was made to the Aggregate Purchase Price hereunder, (ii) in the event any Purchaser Indemnified Party recovers any Losses with respect to a particular matter in respect of an indemnification claim made in accordance with this ARTICLE VIII, no other Purchaser Indemnified Party may recover the same Losses with respect to such matter in respect of a claim for indemnification under this Agreement, (iii) in the event any Equityholder Indemnified Party recovers any Losses with respect to a particular matter in respect of an indemnification claim made in accordance with this ARTICLE VIII, no other Equityholder Indemnified Party may recover the same Losses with respect to such matter in respect of a claim for indemnification under this Agreement, and (iv) the Purchaser Indemnified Parties acknowledge and agree that in the event a claim under the R&W Insurance Policy is denied and any Purchaser Indemnified Party’s actions (or inaction) is the sole cause of such denial, such parties shall not be entitled to indemnity by the Equityholder Indemnifying Party to the extent prejudiced thereby.
(vi)Except in the case of (i) claims for Fraud, (ii) claims relating to or arising from any breach after the Closing of any Post-Closing Covenants, (iii) claims for breach occurring after the Closing under any Transaction Document (other than this Agreement or the certificates delivered pursuant to Section 7.02(c) and Section 7.03(c) of this Agreement), or (iv) claims for equitable remedies, from and after the Closing, the rights to indemnification and payments set forth in ARTICLE VIII shall be the sole and exclusive remedy and recourse of the Indemnified Parties with respect to or relating to any breach of this Agreement or any of the transactions contemplated by this Agreement, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract, tort or equity. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be deemed or construed to, waive or release any claims relating to Fraud.
(vii)Any payments made to an Indemnified Party pursuant to this ARTICLE VIII shall be treated, to the extent permitted by Law, as an adjustment to the purchase price for Tax purposes.
(viii)The Equityholder Indemnifying Parties shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or advancement of expenses or other right or remedy under any provisions of any Organizational Documents or indemnification agreement of any of the Company or its Subsidiaries against any of the Purchaser, Surviving Corporation, Company or its Subsidiaries or other Purchaser Indemnified Parties in respect of any indemnification obligation or any other liability to which such Equityholder Indemnifying Party may become subject under this Agreement or any Transaction Document.
(ix)For purposes of this ARTICLE VIII (including for purposes of determining whether a representation or warranty has been breached and the amount of Losses subject to indemnification), the representations and warranties of the Company shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect,” except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes.
Section 1.0f.Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing only:
(i)by mutual written agreement of Purchaser and the Company;
(ii)at any time after January 30, 2024 as such date may be extended pursuant to Section 9.12(d) (the “Termination Date”) by either Purchaser or the Company, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to such date; provided that the party seeking to terminate this Agreement shall not have the right to terminate pursuant to this Section 8.06(b) if it is then in breach of any of its representations or warranties, covenants or other agreements set forth in this Agreement that would result in, the closing conditions set forth in Section 7.01, Section 7.02 or Section 7.03 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;
(iii)by either Purchaser or the Company, if any restraint of the type set forth in Section 7.01(b) permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.06(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such restraint;
(iv)by Purchaser, by written notice to the Company, if the Company breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) calendar days after receipt by the Company of notice in writing from Purchaser specifying the nature of such breach and requesting that it be cured and (ii) the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.06(d) if it or Merger Sub is then in breach of any of their respective representations and warranties, covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section 7.03 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;
(v)by the Company, by written notice to Purchaser, if Purchaser or Merger Sub has breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement or if any representation or warranty of Purchaser or Merger Sub contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied as of the time of such breach or failure or as of the time such representation was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by Purchaser or Merger Sub, as the case may be, or if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) calendar days after receipt by Purchaser of notice in writing from the Company specifying the nature of such breach and requesting that it be cured and (ii) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.06(e) if it is then in breach of any of its covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section

7.02 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;
(vi)by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing but subject to such conditions being capable of being satisfied at the Closing), (ii) Purchaser or Merger Sub fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 3.01, (iii) the Company has confirmed in a written notice delivered to Purchaser that the Company is ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the Closing by 5:00 p.m. Pacific Time on the second (2nd) Business Day following the receipt of such written notice from the Company; or
(vii)by Purchaser, if the Stockholder Consent is not executed and delivered to Purchaser within two (2) Business Days following the execution and delivery of this Agreement; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.06(g) after the Stockholder Consent has been obtained.
Section 1.0g.Effect of Termination; Etc.
(i)In the event of the termination of this Agreement in accordance with Section 8.06 hereof, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 8.07 and Section 6.06, Article IX (other than Section 9.17) and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of any party hereto. Notwithstanding the immediately preceding sentence of this Section 8.07(a), termination of this Agreement pursuant to Section 8.06 shall not release any party hereto from any liability (x) pursuant to the sections specified in this Section 8.07(a) that survive such termination or (y) except as expressly provided in any of the provisions that survive such termination, for (A) any intentional and material breach by a party of its representations and warranties under this Agreement or (B) any material breach by a party of its covenants and agreements under this Agreement taken with knowledge that such action or inaction was in material breach of this Agreement, in each case that occurred prior to such termination (the breach described in this clause (B), a “Material Covenant Breach”). Nothing in this Section 8.07(a) shall limit the right of any party hereto to bring or maintain any action (i) for injunction, specific enforcement of the obligations of Purchaser, the Merger Sub or the Company or any other party under this Agreement, or other equitable relief as provided in Section 9.12 or (ii) arising out of or in connection with any breach of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, if an award of damages is sought against any party hereto for any alleged breach of this Agreement by such party occurring prior to the Closing, the parties agree that any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the party (and, in the case of the Company, lost by the Eligible Holders) seeking such award (i.e., expectancy damages) if a court of competent jurisdiction in accordance with Section 9.08 determines appropriate under applicable Law and, if so determined by such a court, shall be recoverable by Purchaser, or by the Company on behalf of the Eligible Holders, as applicable. For purposes of clarification, (i) if the Purchaser does not close the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Section 7.01 and Section 7.02 (other than conditions to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived, such event shall be deemed to be a Material Covenant Breach by the Purchaser of this Agreement and (ii) if the Company does not close the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Section 7.01 and Section 7.03

(other than conditions to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived, such event shall be deemed to be a Material Covenant Breach by the Company of this Agreement.
(ii)If this Agreement is terminated pursuant to Section 8.06 hereof:
(1)all confidential information received by the parties shall be treated in accordance with Section 6.05(c) hereof and the Confidentiality Agreement referred to in such Section; and
(2)all filings, applications and other submissions made pursuant to Sections 6.02, 6.03 and 6.04 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.
ARTICLE 9

MISCELLANEOUS
Section 1.0a.Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), if sent by email, provided that a customary confirmation of transmission is received (such confirmation not to be unreasonably withheld, conditioned or delayed), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
If to Purchaser, Merger Sub or, after the Effective Time, the Surviving Corporation, to:

Fox Factory, Inc.
2055 Sugarloaf Circle, 3rd Floor
Duluth, GA 30097
Attention: Toby D. Merchant, Chief Legal Officer
Email: tmerchant@ridefox.com
with a copy to (which copy shall not constitute notice):

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Attention: Evan A. Toebbe
Email: evan.toebbe@squirepb.com

If, prior to the Effective Time, to the Company, to:

Wheelhouse Holdings Inc.
c/o Compass Group Management LLC
301 Riverside Ave, 2nd
Westport, CT 06880
    Attention: Ryan J. Thorp
Email: rthorp@compassdiversified.com
with a copy to (which copy shall not constitute notice):

Ropes & Gray LLP
10250 Constellation Blvd., 21st Floor
Los Angeles, CA 90067
Attention: Brandon Howald
Gabrielle N. DiBernardi
Email: Brandon.Howald@ropesgray.com
Gabrielle.DiBernardi@ropesgray.com
To the Equityholders’ Representative:

Compass Group Diversified Holdings LLC
c/o Compass Group Management LLC
301 Riverside Ave, 2nd Floor
Westport, CT 06880
Attention: Ryan J. Thorp
Email: rthorp@compassdiversified.com

with a copy to (which copy shall not constitute notice):

Ropes & Gray LLP
10250 Constellation Blvd., 21st Floor
Los Angeles, CA 90067
Attention: Brandon Howald
Gabrielle N. DiBernardi
Email: Brandon.Howald@ropesgray.com
Gabrielle.DiBernardi@ropesgray.com
Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next Business Day delivery, (iii) upon transmission, if sent by email, or (iv) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent any other permitted method.
Section 1.0b.Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, the Company and the Equityholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty, agreement or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, agreement or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent default, misrepresentation or breach of warranty, agreement or covenant hereunder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 1.0c.Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that (a) with respect to any assignment by Purchaser or, after the Closing, the Surviving Corporation of any of its rights or obligations under this Agreement that would require the consent of any other party hereto, only the prior written consent of the Equityholders’ Representative shall be required, and (b) notwithstanding anything to the contrary in this Section 9.03 (including clause (a) of this proviso), after the Closing, Purchaser and the Surviving Corporation may, without obtaining the consent of any other party hereto (including the Equityholders’ Representative), assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Purchaser or, after the Closing, the Surviving Corporation; provided that if Purchaser or the Surviving Corporation, as applicable, so assigns any of its obligations, it shall not be relieved of its obligations hereunder in respect of any such assignment. Any attempt to assign this Agreement without the necessary consent shall be void and of no effect.
Section 1.0d.Entire Agreement. This Agreement (including all Schedules and Exhibits hereto and the other agreements referred to herein, including the Transaction Documents) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect subject to Section 6.05(c) hereof.
Section 1.0e.Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
Section 1.0f.Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 2.02, to the extent they apply to Eligible Holders, (b) Section 2.04, to the extent they apply to holders of options, (c) Section 6.05(b), to the extent it applies to Eligible Holders and their Affiliates, (d) Section 6.07, to the extent they apply to D&O Indemnified Persons, (e) Section 6.10, to the extent they apply to any Releasee, (f) Article VIII, with respect to any Indemnified Parties and Indemnifying Parties, (g) Section 9.14, with respect to the Non-Recourse Parties, and (h) Section 9.17, to the extent they apply to Ropes & Gray, LLP, express or implied, is intended to confer upon any Person other than Purchaser, Merger Sub, the Company, its Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. In addition, after the Closing, the provisions of Article IX shall be for the benefit of, and shall be enforceable by, the Eligible Holders, on their own behalf and on behalf of the Non-Recourse Parties.

Section 1.0g.Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of each party’s counsel, accountants and other Representatives, shall be borne by the party incurring such expenses (including all fees and expenses of the Equityholders).
Section 1.0h.Governing Law/Jurisdiction/Waiver of Jury Trial.
(i)This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding, and so far as applicable, the merger provisions of the DGCL. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 9.08(a). Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, (ii) the United States District Court for the District of Delaware or (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(ii)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08(b).
Section 1.0i.Counterparts, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 1.j.Headings, etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.
Section 1.k.Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the reasonable request of any party hereto, each other party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to such requesting party such documents and instruments and shall take, or cause to be taken, such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.
Section 1.l.Remedies.
(i)Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.
(ii)The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company or the Equityholders’ Representative, on the one hand, or Purchaser or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.
(iii)The remedies available to the Company or the Purchaser, as applicable, pursuant to this Section 9.12 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company or Purchaser, as applicable, from, in the alternative, seeking to terminate this Agreement and collect damages from the other party in accordance with Section 8.07(a).
(iv)Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Proceeding to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement, then the Termination

Date will be automatically extended by (i) the amount of time during which such Proceeding is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Proceeding.
Section 1.m.Knowledge. For purpose of this Agreement, (i) “Knowledge” or “knowledge” of the Company means the actual knowledge of Kurt Ainsworth, Michael Uffman, Mark Barry and Jim Lunney, after reasonable inquiry of those employees of the Company or its Subsidiaries knowledgeable about the relevant matter, and (ii) “knowledge” of Purchaser or Merger Sub means the actual knowledge of Chris Tutton, Mike Dennison, Dennis Schemm and Toby Merchant, after reasonable inquiry of those employees of Purchaser and its subsidiaries knowledgeable about the relevant matter.
Section 1.n.Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise and except for claims (a) for indemnification pursuant to and subject to the provisions set forth in Article VIII, (b) claims pursuant to Section 3.04(e)(ii) or Section 6.11(i) or (c) under any Transaction Document to which the applicable Non-Recourse Party is a party, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, lender, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, lender, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith, except in respect of Fraud.
Section 1.o.Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 1.p.Equityholders’ Representative.
(i)Appointment.
(1)By voting in favor of the adoption of this Agreement, and without any further act of any of the Equityholders, each Equityholder shall be deemed to have approved the designation of, and hereby designates, Compass Group Diversified Holdings LLC (and by execution of this Agreement it hereby accepts such appointment) as representative, agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to any provision in this Agreement and the Escrow Agreement (including full power and authority to act on the Equityholders’ behalf) to take any action in accordance with and pursuant to the terms of this Agreement and the

Escrow Agreement and such other actions on behalf of the Equityholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including to (A) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement and any other documents, instruments and/or agreements contemplated thereby (the “Additional Agreements,” and each, an “Additional Agreement”), (B) serve as the named party with respect to any claims on behalf of each of the Equityholders under this Agreement, the Escrow Agreement or any Additional Agreement, (C) give and receive on behalf of the Equityholders any and all notices from or to any Equityholders hereunder or under this Agreement, the Escrow Agreement or any Additional Agreement, (D) grant any consent or approval on behalf of the Equityholders under this Agreement, the Escrow Agreement or any Additional Agreement, (E) take all actions and make all filings on behalf of such Equityholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, the Escrow Agreement or any Additional Agreement, (F) agree to, negotiate, enter into settlements and compromises of, comply with orders of courts with respect to, and otherwise administer and handle any claims under this Agreement, the Escrow Agreement or any Additional Agreement on behalf of such Equityholders, including indemnification claims, (G) negotiate and execute any waivers or amendments of this Agreement, the Escrow Agreement or any Additional Agreement, (H) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Equityholders in connection with this Agreement, the Escrow Agreement or any Additional Agreement, or establish such reserves as the Equityholders’ Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Equityholders hereunder, and direct Purchaser, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of the payment to the Equityholders hereunder, administer the Administrative Expense Account in accordance with Section 3.05 and (I) make all other elections or decisions and take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by this Agreement, the Escrow Agreement or any Additional Agreement. Without limiting the generality of the foregoing, the Equityholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and each Additional Agreement and to consent to any amendment hereof or thereof on behalf of all of the Equityholders; to do or refrain from doing all such further acts and things, and to execute all such documents, on behalf of all of the Equityholders as the Equityholders’ Representative shall deem necessary or appropriate in conjunction with the transactions contemplated by this Agreement, the Escrow Agreement or any Additional Agreements and to negotiate, execute and deliver on behalf of all of the Equityholders all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the transactions under this Agreement, the Escrow Agreement and the Additional Agreements, other than the Merger (it being understood that each Equityholder shall be deemed to have executed and delivered any such documents which the Equityholders’ Representative agrees to execute and deliver). Each Equityholder hereby agrees to receive correspondence from the Equityholders’ Representative, including in electronic form, and notices or communications to or from the Equityholders’ Representative shall constitute notices or communications to or from each of the Equityholders.
(2)The power of attorney granted in this Section 9.16 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incapacity, dissolution, liquidation, insolvency or bankruptcy of each Equityholder. Such agency may be changed by the holders of a majority in interest of the shares of Common Stock, determined on a Fully-Diluted Basis, from time to time (including in the event of the death, disability or other incapacity of an Equityholders’ Representative that is an individual and including, with respect to any Equityholders’ Representative, in the event of the resignation of the Equityholders’ Representative), and any such successor shall succeed the Equityholders’ Representative as “Equityholders’ Representative” hereunder for all purposes and all references herein to the Equityholders’ Representative shall be deemed to refer to such successor. Purchaser shall be given prompt written notice of any such change and such successor shall have the same power and authority to act for and on behalf of the Equityholders as provided herein. If no such successor is designated by the Equityholders within ten (10) Business Days after any resignation of the Equityholders’ Representative, the Equityholders’ Representative shall designate such successor. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall receive no compensation for its services.
(ii)Limitation on Liability.
(1)Neither the Equityholders’ Representative nor any of its Representatives will be liable to any Equityholder relating to the performance of the Equityholders’ Representative’s duties and obligations under this Agreement, the Escrow Agreement or any Additional Agreements for any errors in judgment or other acts or omissions performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud or willful misconduct. The Equityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Equityholders’ Representative and its Representatives will be indemnified and held harmless by the Equityholders, severally in accordance with their respective Indemnification Percentage, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any action, suit, proceeding or claim to which the Equityholders’ Representative is made a party by reason of the fact that the Equityholders’ Representative was acting as such pursuant to this Agreement, the Escrow Agreement or any Additional Agreements; provided, however, that the Equityholders’ Representative will not be entitled to indemnification hereunder to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Equityholders’ Representative constituted willful misconduct (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of the Equityholders’ Representative’s good faith and reasonable judgment). The Equityholders’ Representative will be fully protected in acting upon any notice, statement or certificate believed by the Equityholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes willful misconduct.
(2)The Equityholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Company or its Subsidiaries or the Equityholders hereunder; and each of Purchaser, Merger Sub and the Surviving Corporation agree that it will in no event look to the personal assets of the Equityholders’ Representative, acting in such capacity or any other capacity (other than for a breach of this Agreement by the Equityholders’ Representative solely in its capacity as such), for the satisfaction of any obligations to be performed by the Company or its Subsidiaries hereunder (except to the extent that any Equityholders’ Representative is also an Equityholder, in which case such Equityholders’ Representative shall, for the avoidance of doubt, remain liable in its capacity as an Equityholder under the terms of this Agreement).
(3)Purchaser shall have no liability, and is hereby relieved from any liability to the Equityholders’ Representative or any Equityholder, with respect to (A) any breach of this Section 9.16 by the Equityholders’ Representative or by any Equityholder, or (B) the designation, appointment or actions or omissions of the Equityholders’ Representative.
(iii)Actions of the Equityholders’ Representative. Any decision, act, consent or instruction of the Equityholders’ Representative hereunder will constitute a decision, act, consent or instruction of all Equityholders and will be final, binding and conclusive upon each of such Equityholders and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Each party hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Equityholders’ Representative on behalf of the Equityholders and pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Equityholders’ Representative on behalf of the Equityholders.
Section 1.q.Waiver of Conflicts.
(i)Recognizing that Ropes & Gray, LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to date of this Agreement, and that Ropes & Gray, LLP intends to act as legal counsel to certain of the direct and indirect holders of Company Shares and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Purchaser, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray, LLP representing any direct or indirect holders of the Company Shares or their respective Affiliates after the Closing as such representation may relate to the transactions contemplated hereby, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Purchaser, the Surviving Corporation, any of their Subsidiaries or any of their respective Affiliates following the Closing arising out of or relating to this Agreement, the Additional Agreements, the transactions contemplated hereby or thereby or the negotiation, execution, performance or consummation of any of the foregoing. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Shares, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Ropes & Gray, LLP, on the other hand, in connection with the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Shares and their respective Affiliates (and not the Company, the Surviving Corporation or its Subsidiaries) (collectively, the “Pre-Closing Communications”). Accordingly, Purchaser, the Surviving Corporation and its Subsidiaries shall not have access to, or any other right to or interest in, any such Pre-Closing Communications or to the files of Ropes & Gray, LLP relating to such engagement from and after the Effective Time, and Purchaser shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, use any such Pre-Closing Communications for the purpose of asserting, prosecuting or litigating claims against the Equityholders’ Representative, the direct and indirect holders of Company Shares or their respective Affiliates relating to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.
(ii)All Pre-Closing Communications shall be excluded from the transactions contemplated by this Agreement, and shall be distributed to the Equityholders’ Representative immediately prior to the Closing with no copies retained by the Company or its Subsidiaries. The parties further agree and acknowledge that the existence of any remaining Pre-Closing Communications found in the custody of the Purchaser, the Surviving Corporation or its Subsidiaries after Closing will not be deemed a waiver of any right or privilege of the Equityholders’ Representative or the Equityholders with respect to any such Pre-Closing Communications.
(iii)Without limiting the generality of the foregoing, from and after the Effective Time, (i) the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (ii) to the extent that files of Ropes & Gray, LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (iii) Ropes & Gray, LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between Ropes & Gray, LLP and the Company or any of its Subsidiaries.
Section 1.r.DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.02(c) AND IN ANY TRANSACTION DOCUMENT, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PURCHASER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NEITHER THE COMPANY, ITS SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.02(c) AND IN ANY TRANSACTION DOCUMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT PURCHASER AND MERGER SUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE IV HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.02(c) AND IN ANY TRANSACTION DOCUMENT.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Purchaser and Merger Sub, on behalf of themselves and their respective Affiliates, (i) that any cost estimate, projection or other prediction, data, financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by the Company, any direct or indirect holder of Company Shares or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, except to the extent explicitly set forth in Article IV hereof and in the certificate delivered pursuant to Section 7.02(c) and (ii) that no such Person has relied on any such cost estimate, projections or other prediction, data, financial information or any such memoranda or materials except to the extent explicitly set forth in Article IV hereof.
Section 1.s.Due Diligence Review. Subject to the last sentence of this Section 9.19, each of Purchaser and Merger Sub acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation with respect to the Company and its Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article IV hereof and in the certificate delivered pursuant to Section 7.02(c) and (d) that (i) other than the representations and warranties made by the Company expressly contained in Article IV hereof and in the certificate delivered pursuant to Section 7.02(c) and in any Transaction Document, no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Purchaser, Merger Sub or any of their respective Representatives and (ii) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar forward looking materials and information, each of Purchaser and Merger Sub is familiar with such uncertainties, and other than the representations and warranties made by the Company expressly contained in Article IV hereof and in the certificate delivered pursuant to Section 7.02(c) and in any Transaction Document, each of Purchaser and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, neither Purchaser nor Merger Sub has relied or will rely on such information, and neither Purchaser nor Merger Sub will assert, and each will cause their respective Affiliates not to assert, any claims against the Company (or against its Subsidiaries or the Company Non-Recourse Parties) with respect thereto. Nothing in this Section 9.19 shall limit any claim for Fraud brought against any party based on such party’s Fraud.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, Purchaser and Merger Sub have executed and delivered the agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
THE COMPANY:

WHEELHOUSE HOLDINGS INC.

By: /s/ Ryan J. Thorp
Name:     Ryan J. Thorp
Title:    Secretary

[Signature Page to Agreement and Plan of Merger]

PURCHASER:

FOX FACTORY, INC.

By: /s/ Michael C. Dennison
Name: Michael C. Dennison
Title:    Chief Executive Officer

MERGER SUB:

MARUCCI MERGER SUB, INC.

By: /s/ Toby D. Merchant
Name:    Toby D. Merchant
Title:    Secretary

[Signature Page to Agreement and Plan of Merger]

EQUITYHOLDERS’ REPRESENTATIVE:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC
Solely in its capacity as the Equityholders’ Representative

By: /s/ Ryan Faulkingham
Name:    Ryan Faulkingham
Title:    Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]